PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
Between
HAROLD K. L. CASTLE FOUNDATION
Seller
and
ALEXANDER & BALDWIN, INC.
Buyer

i

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
This Purchase and Sale Agreement (“Agreement”) is made as of October 18, 2013 (the “Effective Date”), by the following parties:

“Seller”:	HAROLD K. L. CASTLE FOUNDATION, a Hawaii nonprofit corporation.

“Buyer”:	ALEXANDER & BALDWIN, INC., a Hawaii corporation.
RECITALS
(a)Seller owns certain Property (as defined in Section 2.1 of this Agreement) located in the State of Hawaii.
(b)Seller desires to sell, and Buyer desires to purchase, the Property for the consideration and on the terms set forth in this Agreement.
AGREEMENT
The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS
For purposes of this Agreement and the Exhibits attached to this Agreement, the following terms have the meanings specified or referred to in this Section 1:
1.1    “Additional Assumed Obligations” is defined in Section 2.5(d).
1.2    “Additional Building Condition Reports” is defined in Section 3.1.
1.3    “Additional Deposit” is defined in Section 2.3(b).
1.4    “Additional Environmental Reports” is defined in Section 3.1.
1.5    “Additional Surveys” is defined in Section 3.1.
1.6    “Applicable Contract” means the Contracts listed in Exhibit 1.6 attached to this Agreement.
1.7    “Applicable Governmental Authorization” means any Governmental Authorization with respect to the Property (a) under which Seller has or may acquire any rights, (b) under which Seller is subject to any obligation or liability, or (c) by which Seller or the Property is bound, including the Governmental Authorizations listed in Exhibit 1.7 attached to this Agreement.
1.8    “Assumed Liabilities” is defined in Section 2.5.
1.9    “Base Rent” with respect to any Tenant Lease, shall mean the base rent paid or payable by the Tenant on a monthly, annual or other periodic basis. Base Rent shall not include percentage rent, CAM Charges, Taxes or assessments, cost reimbursements, interest, penalties or similar charges, whether or not characterized as “rent” or “additional rent” in the Tenant Lease.
1.10    “Breach” means a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement. A Breach will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, any such representation, warranty, covenant, obligation, or other provision.
1.11    “Building Condition Reports” means the Existing Building Condition Reports and the Additional Building Condition Reports, collectively.
1.12    “Business Day” means a day other than a Saturday, Sunday or State of Hawaii or national holiday.
1.13    “Buyer” means the Person or Persons identified as Buyer in the first paragraph of this Agreement. In the context of this Agreement, all covenants, representations and warranties made by Buyer shall be deemed made by and shall be binding jointly and severally on all Persons covered by the term “Buyer”.
1.14    “Buyer’s Aggregate Damages” is defined in Section 14.2(b).
1.15    “Buyer’s Board Approval” is defined in Section 10.9.
1.16    “Buyer’s Closing Documents” is defined in Section 5.3.
1.17    “Castle Family” means, collectively, CASTLE FAMILY LLC, a Hawaii limited liability company, CASTLE 1974 LLC, a Hawaii limited liability company, CASTLE RESIDUARY LLC, a Hawaii limited liability company, and CASTLE KAOPA LLC, a Hawaii limited liability company.
1.18    “Castle Family Transaction” means the transaction or transactions contemplated by that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of the Effective Date, made by and between the Castle Family and Buyer, pertaining to the property described therein.
1.19    “CAM Charges” is defined in Section 5.5(b).
1.20    “Casualty” is defined in Section 15.1.

1.21    “Closing” is defined in Section 5.1(a).
1.22    “Closing Date” means the date on which the Closing actually takes place.
1.23    “Closing Documents” means Buyer’s Closing Documents and Seller’s Closing Documents, collectively.
1.24    “Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
1.25    “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Property by Seller to Buyer; (b) the execution, delivery, and performance of the documents and instruments to be delivered pursuant to this Agreement; and (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.
1.26    “Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
1.27    “Damage Floor Amount” is defined in Section 14.2(b).
1.28    “Damages” means any loss, liability, claim, damage, or expense (including cost of defense and reasonable attorneys’ fees) incurred by Buyer or Seller as a result of a Breach by the other.
1.29    “DCCA” means the Department of Commerce and Consumer Affairs of the State of Hawaii.
1.30    “Deductible” is defined in Section 15.2.
1.31    “Deposit” means the Initial Deposit and the Additional Deposit, collectively.
1.32    “Disclosure Letter” means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, and any updates thereto prior to the Due Diligence Expiration Date.
1.33    “Discounted Base Rent” is defined in Section 5.5(e).
1.34    “Due Diligence Expiration Date” means November 18, 2013, and “Due Diligence Period” refers to the period of time commencing on the Effective Date and ending at 5:00 p.m. Hawaii Standard Time on the Due Diligence Expiration Date; provided, however, that if the “Due Diligence Expiration Date” of the Castle Family Transaction is extended, then the Due Diligence Expiration Date hereunder and the “Due Diligence Expiration Date” of the 7-Eleven Transaction shall be extended by the same period.
1.35    “Effective Date” is defined in the first paragraph of this Agreement.

1.36    “Embargoed Person” means, with respect to Buyer or Seller, any Person or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in Seller, as applicable, is prohibited by law or Buyer or Seller, as applicable.
1.37    “Encumbrance” means any charge, claim, condition, equitable interest, title exception, lien, easement, option, pledge, security interest, right of first refusal, matter of record, or restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership, including the matters shown on the Title Reports.
1.38    “Encumbrance to be Addressed” is defined in Section 3.2(c).
1.39    “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
1.40    “Environmental Condition Reports” means the Phase I Reports and the Additional Environmental Reports, collectively.
1.41    “Environmental Law” means all federal, state and local laws, statutes, ordinances, codes, rules and regulations which currently are in effect or which may in the future be enacted, adopted, issued, amended or modified, pertaining to the protection of the Environment or human health or safety, including the following: Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; Hawaii Occupational Safety and Health Law, Haw. Rev. Stat. Chapter 392; Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq.; Endangered Species Act, 16 U.S.C. §1531 et seq.; Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.; Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; Clean Water Act, 33 U.S.C. §1251 et seq.; Clean Air Act, 42 U.S.C. §7401 et seq.; Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; Safe Drinking Water Act, 42 U.S.C. §300f et seq.; Haw. Rev. Stat. Chapters 128D (Environmental Response), 149A (Pesticides), 195D (Conservation), 340A (Solid Waste), 340E (Safe Drinking Water), 342B (Air Pollution Control), 342D (Water Pollution), 342F (Noise Pollution), 342H (Solid Waste Pollution), 342J (Hazardous Waste), 342L (Underground Storage Tanks) and 342P (Asbestos).
1.42    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.43    “Escrow Agent” means Title Guaranty Escrow Services, Inc., whose address is 235 Queen Street, Honolulu, Hawaii 96813.
1.44    “Excluded Property” is defined in Section 2.2.

1.45    “Excluded Records” means those Retained Records related to the Property which fall into the categories of Records listed in Exhibit 1.45 attached to this Agreement.
1.46    “Existing Building Condition Reports” means the building condition reports pertaining to the Real Property available for Buyer’s review on or before the Effective Date at the virtual data room maintained by Seller’s Broker.
1.47    “Existing Surveys” means the surveys of the boundaries of the Real Property pertaining to the Real Property available for Buyer’s review on or before the Effective Date at the virtual data room maintained by Seller’s Broker.
1.48    “Final Rent Adjustment Date” is defined in Section 5.5(a).
1.49    “Good Faith Efforts” means the commercially reasonable efforts that a Person would take to achieve the desired result, but without requiring extraordinary or unreasonable measures, including the payment of amounts in excess of usual filing and processing fees, if any, or other payments with respect to any Tenant Lease or other Contract that are significant in the context of such Tenant Lease or Contract (or significant on an aggregate basis as to all Tenant Leases and Contracts).
1.50    “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including any certificates of occupancy, development permits and licenses, use permits and licenses, and zoning and land use entitlements.
1.51    “Governmental Body” means any (a) federal, state, local, or municipal government or (b) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature over the Property.
1.52    “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Property or any part thereof into the Environment, not in compliance with Environmental Law.
1.53    “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
1.54    “143 Hekili Street Development” means the new commercial building currently under construction located at 143 Hekili Street, Kailua, Hawaii.
1.55     “HRS” means the Hawaii Revised Statutes, as amended from time to time.

1.56    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
1.57    “including” means including without limiting the generality of any description preceding such term.
1.58    “Initial Deposit” is defined in Section 2.3(a).
1.59    “Intangible Personal Property” is defined in Section 2.1(d).
1.60    “Knowledge”. An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without duty on his or her part to conduct any investigation or inquiry. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following Representatives of Buyer is actually aware of such fact or other matter, without duty on his or her part to conduct any investigation or inquiry: (a) Christopher Benjamin, (b) Michael Wright, (c) Paul Ito or (d) Jeff Pauker, and not any other Person. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following Representatives of Seller is actually aware of such fact or other matter, without duty on his or her part to conduct any investigation or inquiry: (a) H. Mitchell D’Olier, (b) Carlton K.C. Au or (c) James Steinwascher, and not any other Person.
1.61    “Legal Requirement” means any federal, state, local or municipal administrative order, constitution, law, ordinance, code, principle of common law, rule, regulation, statute, or treaty, including zoning restrictions and obligations, land use restrictions and obligations, building codes, flood disaster laws, health and environmental laws and regulations in each case as amended and in effect as of the Effective Date.
1.62    “Major Tenant” means the following Tenants: (a) Longs Drug Stores California, Inc., (b) Pier 1 Imports (U.S.), Inc., (c) Servco Pacific, Inc., and (d) Pali Lanes LLC.
1.63    “Marks” means the names and trademarks listed in Exhibit 1.63 attached to this Agreement.
1.64    “OFAC” is defined in Section 6.14(a).
1.65    “Ongoing Construction Projects” means the ongoing development and construction projects identified in Exhibit 1.65 attached to this Agreement.
1.66    “or” is used in the inclusive sense of “and/or”.
1.67    “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.68    “Ordinary Course of Business” means that the action taken by a Person is consistent in nature, scope and magnitude with the past practices of the Person and similar to actions customarily taken in the ordinary course of normal operations without any special authorization.
1.69    “Organizational Documents” means (a) the articles of incorporation and the bylaws of a corporation; (b) the certificate of formation or articles of organization and the partnership or operating agreement, or any similar documents, of a general partnership, limited partnership or limited liability company; (c) the charter, bylaws or similar documents adopted or filed in connection with the creation, formation, or organization of any other Person; and (d) any amendment to any of the foregoing.
1.70    “Other Tenant” means a Tenant other than a Major Tenant. Any specified percentage or specified portion of “Other Tenants” in this Agreement shall be measured and calculated based upon the Base Rent payable by the Other Tenants.
1.71    “Patriot Act Executive Order” and “Patriot Act Orders” are defined in Section 6.14(b).
1.72    “Phase I Reports” means the Phase I Environmental Assessments pertaining to the Real Property available for Buyer’s review on or before the Effective Date at the virtual data room maintained by Seller’s Broker.
1.73    “Permitted Encumbrances” is defined in Section 3.2(b).
1.74    “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
1.75    “Proceeding” means any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
1.76    “Property” is defined in Section 2.1.
1.77    “Purchase Price” is defined in Section 2.3.
1.78    “Real Property” is defined in Section 2.1(a).
1.79    “Record” means information that is inscribed on a tangible medium or that is stored in an electronic of other medium and is retrievable in perceivable form.
1.80    “Related Party” means, with respect to a specified Person, any other Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with the specified Person.

1.81    “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing of Hazardous Materials into the Environment, whether intentional or unintentional.
1.82    “Rent” is defined in Section 5.5(a).
1.83    “Representative” means, with respect to a particular Person, any director, officer, partner, member, stockholder, manager, employee, agent, official, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.
1.84    “Required Consent” means any Consent required in connection with the consummation or performance of any of the Contemplated Transactions.
1.85    “Restricted Person List” is defined in Section 6.14(a).
1.86    “Retained Records” means each Record of Seller or of a Seller Related Party other than a Transferred Record. Retained Records shall include all Excluded Records and all Records relating to the Property falling within the categories identified in Exhibit 1.86 attached to this Agreement.
1.87    “Scheduled Closing Date” is defined in Section 5.1(a).
1.88    “Seller” refers to the entity identified as Seller in the first paragraph of this Agreement.
1.89    “Seller Estoppel” is defined in Section 8.3.
1.90    “Seller Indemnified Parties” means Seller, Seller’s Property Manager, their successors, and each past, present or future officer, director, member, manager or employee of Seller, Seller’s Property Manager and their successors. “Seller Indemnified Party” means any such Person.
1.91    “Seller Information” is defined in Section 16.3(a).
1.92    “Seller’s Aggregate Damages” is defined in Section 14.3(c).
1.93    “Seller’s Broker” means Eastdil Secured, L.L.C., a New York limited liability company.
1.94    “Seller’s Closing Documents” is defined in Section 5.2.
1.95    “Seller’s Property Manager” means Kaneohe Ranch Management Limited, a Hawaii corporation.
1.96    “Seller’s Termination Reimbursements” is defined in Section 12.4.

1.97    “7-Eleven Transaction” means the transaction contemplated by that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of the Effective Date by and between Seller and Buyer (the “7-Eleven Agreement”), pertaining to the property located at 1247 Kailua Road, Kailua, Hawaii designated as TMK No. (1) 4-2-032-113, as more particularly described therein (the “7-Eleven Property”)
1.98    “Standard Title Policy” means a Standard Owner’s Policy of Title Insurance as from time to time generally issued by Title Guaranty of Hawaii, Inc. on behalf of Chicago Title Insurance Company (current form revised as of 11/1/10), providing title insurance coverage as to the Real Property in the aggregate amount of the Purchase Price, with the amount of title insurance to be allocated as determined by Buyer and Title Company.
1.99    “Surveys” means the Existing Surveys and the Additional Surveys, collectively.
1.100    “Survival Period” is defined in Section 14.1.
1.101    “Taking” is defined in Section 15.1.
1.102    “Tangible Personal Property” is defined in Section 2.1(c).
1.103    “Tax” means any tax (including any income tax, capital gains tax, general excise tax, use tax, value-added tax, sales tax, property tax, conveyance tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other governmental fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
1.104    “Tax Code” means the Internal Revenue Code of 1986, as amended.
1.105    “Tenant” means any tenant or licensee under a Tenant Lease.
1.106    “Tenant Estoppels” is defined in Section 5.2(g).
1.107    “Tenant Leases” is defined in Section 2.1(b).
1.108    “Tesoro”, “Tesoro Property”, “Tesoro’s UST System” and “Tesoro Agreements” are defined in Section 13.4.
1.109     “Threatened”. A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” against Seller or Buyer, as applicable, if Seller or Buyer, as applicable, has Knowledge of any written demand or written statement made or given to Seller or Buyer, as applicable, asserting such claim, proceeding, dispute, action or other matter.
1.110    “Title Company” means Title Guaranty of Hawaii, Inc.

1.111    “Title Commitment” and “Title Policy” are defined in Section 3.3.
1.112    “Title Objection” is defined in Section 3.2(c).
1.113    “Title Reports” means the title reports for the Real Property, each of which is available for Buyer’s review on or before the Effective Date at the virtual data room maintained by Seller’s Broker.
1.114    “Transferred Records” means each Record of Seller or Seller Related Parties relating to the Property and falling within the categories identified in Exhibit 1.114 attached to this Agreement, but specifically excluding any Excluded Records.

2.	SALE OF PROPERTY
2.1    Sale of Property. Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the following described property (collectively the “Property”):
(a)    Real Property. All of Seller’s right, title and interest in the land and other real property interests described or listed in Exhibit 2.1(a) attached to this Agreement, together with the Seller’s interest in the buildings, improvements, fixtures and other items of real property located on such land (the “Real Property”);
(b)    Tenant Leases. Seller’s interest in all leases and tenant licenses affecting the Real Property (or any portion thereof) and binding upon Seller as landlord or licensor, including the existing leases and licenses described in Exhibit 2.1(b) attached to this Agreement (the “Tenant Leases”), together with all advance rents and other advance payments made by tenants under the Tenant Leases, and all rights of Seller under the Tenant Leases;
(c)    Tangible Personal Property. Seller’s interest in (1) all appliances, apparatus, furniture, furnishings, works of art, fixtures, equipment, machinery, fittings, building supplies, maintenance and repair supplies, tools, mowers, irrigation facilities, maintenance equipment, architectural, mechanical, engineering and other plans with respect to the Property to the extent the Seller has the right to assign such plans, and other articles of personal property now or as of the Closing owned by Seller and situate on, attached to or used in connection with the Real Property, but excluding all property owned or leased (other than by Seller) by others, including vendors, employees, customers, guests, members and tenants, (2) the Transferred Records and (3) the specific items of tangible personal property listed in Exhibit 2.1(c) attached to this Agreement (collectively, the “Tangible Personal Property”); and
(d)    Intangible Personal Property. To the extent assignable to Buyer, (1) all intangible personal property owned as of the Closing by the Seller and used solely in the ownership, operation and maintenance of the Real Property, including Seller’s rights to certificates of occupancy, permits, approvals, development rights, vested rights, entitlements, benefits, privileges, exemptions, licenses and transferable warranties and guaranties, (2) Seller’s rights to the Marks, Applicable Contracts and Applicable Governmental Authorizations, and (3) the specific items of intangible personal property listed in Exhibit 2.1(d) attached to this Agreement (collectively, the “Intangible Personal Property”).
2.2    Excluded Property. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Property”) are not part of the Contemplated Transactions, and shall remain the property of Seller after the Closing:
(a)    all cash, cash equivalents and short-term investments belonging to Seller;
(b)    all accounts receivable representing amounts owing prior to but not including the Closing Date;
(c)    all minute books, stock and membership records, company seals and Retained Records;
(d)    all insurance policies and rights thereunder (except to the extent specifically assigned in accordance with Section 15.5);
(e)    all pending claims for refund of Taxes and other governmental charges of whatever nature;
(f)    all rights of Seller under this Agreement and the Closing Documents;
(g)    all rights pertaining to the use of any name or trade name containing the words “Harold K. L. Castle”; and
(h)    the additional property and assets expressly designated or described in Exhibit 2.2(h) attached to this Agreement.
2.3    Purchase Price. Subject to the adjustments and prorations provided in this Agreement, the purchase price (the “Purchase Price”) for the Property will be One Hundred Nine Million Eight Hundred Sixty-Nine Thousand and No/100 U.S. Dollars (U.S. $109,869,000.00). The Purchase Price will be paid as follows:
(a)    Initial Deposit. Concurrent herewith, Buyer shall deposit with Escrow Agent the sum of One Million Four Hundred Sixty-Three Thousand And No/100 U.S. Dollars (U.S. $1,463,000.00) (the “Initial Deposit”). The Initial Deposit shall become nonrefundable on the Due Diligence Expiration Date and shall be released by Escrow Agent to Seller at Closing or if Buyer Breaches its obligation to purchase the Property as provided in this Agreement. If this Agreement is cancelled pursuant to Section 4.1, the Initial Deposit together with any interest thereon, less investment fees and Buyer’s share of any escrow fees, shall be returned to Buyer.
(b)    Additional Deposit. No later than one (1) Business Day after the expiration of the Due Diligence Period and delivery by Buyer to Seller and Escrow Agent of written notice that Buyer has satisfied itself with respect to its due diligence review of the Property or that Buyer is otherwise waiving all rights to terminate this Agreement on account of its due diligence review of the Property, Buyer shall deposit with Escrow Agent the sum of Two Million Nine Hundred Eighty-Five Thousand And No/100 U.S. Dollars (U.S. $2,985,000.00) (the “Additional Deposit”). The Additional Deposit shall be nonrefundable and shall be released by Escrow Agent to Seller at Closing or if Buyer Breaches its obligation to purchase the Property as provided in this Agreement.
(c)    Balance of Purchase Price. The balance of the Purchase Price (U.S. $105,421,000.00) shall be deposited by Buyer with Escrow Agent no later than 3:00 p.m. Hawaii Standard Time two (2) Business Days prior to the Scheduled Closing Date.
(d)    Credit on Closing. Upon Closing, the Deposit together with accrued interest on the Deposit shall be credited against the Purchase Price.
(e)    Payment. All payments required to be made by Buyer to Seller under this Agreement shall be in U.S. Dollars and by immediately available funds, in the form of cash or Federal wire transfer (same day funds), deposited with Escrow Agent.
(f)    Interest. Escrow Agent shall invest the Deposit in such federally insured interest bearing account as Buyer shall designate to Escrow Agent and Seller shall approve. Buyer shall be responsible for any and all costs of investment. Interest accrued on such account shall accrue to Buyer’s benefit; provided, however, that if Buyer Breaches its obligation to purchase the Property and because of such default the Deposit is paid to Seller, then notwithstanding anything herein to the contrary, Seller shall be entitled to receive and to keep all interest which accrues on the account.
2.4    Additional Amounts Payable by Buyer at Closing. At least two (2) Business Days prior to the Scheduled Closing Date, Buyer shall deposit with Escrow Agent the additional amount necessary to ensure that Escrow Agent will have sufficient funds to cover (a) the expenses Buyer is responsible to pay or bear under Section 5.4, to the extent not previously paid by Buyer and (b) the amounts Buyer is responsible to pay or bear on account of the prorations to be made pursuant to Section 5.5.
2.5    Assumed Liabilities. As of the Closing Date, Buyer shall assume and agree to discharge the following liabilities of Seller (the “Assumed Liabilities”), without deduction from or other adjustment of the Purchase Price:
(a)    all liabilities and obligations arising on and after the Closing Date under the Tenant Leases, Permitted Encumbrances, Applicable Contracts, Applicable Governmental Authorizations, Intangible Personal Property, Legal Requirements and Orders (provided that such Orders, if any, (i) have been made available for Buyer’s review not later than 5:00 p.m. Hawaii Standard Time on October 25, 2013 at the virtual data room maintained by Seller’s Broker and (ii) not later than 5:00 p.m. Hawaii Standard Time on October 25, 2013, Seller has provided Buyer with an updated Exhibit 4.2 that includes such Orders) with respect to the Property (other than any liability arising under, out of or relating to a breach that occurred prior to but not including the Closing Date);
(b)    all liabilities and obligations arising on or after the Closing Date with respect to the ownership, condition, use or operation of the Property or any portion thereof;
(c)    subject to the provisions of Section 5.5(e), all liabilities and obligations with respect to unpaid tenant improvement allowances and brokers’ commissions for any Tenant Lease; and
(d)    any other liability or obligation of Seller described in Exhibit 2.5(d) attached to this Agreement (the “Additional Assumed Obligations”).
2.6    Allocation of Purchase Price. During the Due Diligence Period, Buyer and Seller shall work together to allocate the Purchase Price among the various assets comprising the Property, and if (and to the extent) Buyer and Seller fail to agree on such allocation by the end of the Due Diligence Period, each party shall be entitled to allocate the Purchase Price on its own behalf, except that for purposes of conveyance taxes and Seller’s Report of Bulk Sale and Transfer, Seller’s reasonable allocation in accordance with the following sentence shall control. Allocation of the Purchase Price shall be based on the relative values of the individual assets comprising the Property.

3.	TITLE AND TITLE INSURANCE
3.1    Environmental Condition Reports, Building Condition Reports, and Surveys. Buyer and Seller shall work together to obtain the following prior to the Due Diligence Expiration Date: (a) such additional surveys of the boundaries of such portions of the Real Property as Buyer desires (the “Additional Surveys”), (b) such additional building condition reports on such buildings and structural improvements on the Real Property as Buyer desires (“Additional Building Condition Reports”), and (c) such additional Environmental Condition Reports concerning the Real Property as Buyer desires (“Additional Environmental Reports”). If the Contemplated Transactions Close as provided in the Agreement, then the cost of the Title Reports shall be included within the cost of the Title Policy and borne by the parties as provided in Section 5. The cost of the Additional Surveys, Additional Building Condition Reports and Additional Environmental Reports shall be billed to and promptly paid by Buyer as incurred, whether or not the Contemplated Transactions Close.
3.2    Buyer’s Acceptance of Title.
(a)    [Reserved].
(b)    Subject to adjustment as set forth in Section 3.2(c) Buyer shall acquire the Property subject to (a) all of the Encumbrances, (b) all defects shown on or revealed by the Title Reports and Surveys (and any encumbrances or encroachments that a Survey would reveal if no Survey is obtained for a particular parcel), (c) the Tenant Leases, (d) covenants, restrictions and reservations, including those contained in the form of Limited Warranty Deed as described in this

Agreement (provided, however, Seller shall assign to Buyer all rights and obligations of Seller as declarant under declarations of covenants affecting the Property as described in Section 5.2i of this Agreement), (e) existing Legal Requirements, (f) traditional and native Hawaiian access and gathering rights, as applicable, and traditional, native Hawaiian and ancestral rights, if any, as may apply to archeological artifacts or burials in, on or under the Real Property, (g) non delinquent real property taxes and assessments and (h) any other liens and encumbrances described in this Agreement or mutually acceptable to Buyer and Seller (collectively, the “Permitted Encumbrances”). Except as set forth in Section 3.2(c), Seller shall have no obligation to remove or seek a modification of any of the Permitted Encumbrances.
(c)    Buyer will have until 5:00 p.m. Hawaii Standard Time on October 21, 2013 to notify Seller in writing of any objection Buyer may have to any Encumbrance shown on the Title Report (a “Title Objection”); provided, however, that as to any parcel of land for which there is no Existing Survey as of the Effective Date, Buyer shall have until 5:00 p.m., Hawaii Standard Time, on the earlier of (a) three (3) Business Days after an Additional Survey for such parcel is completed, or (b) five (5) Business Days prior to the Due Diligence Expiration Date, to deliver a Title Objection pertaining to any matter revealed by such Additional Survey. Encumbrances shown on the Title Reports to which Buyer does not so object shall be considered Permitted Encumbrances. Seller shall have three (3) Business Days after receipt of Buyer’s notice of Title Objection to respond to Buyer in writing advising whether Seller will remove the Encumbrance to which Buyer has objected or otherwise address Buyer’s Title Objection. If Seller does not agree to remove or otherwise address the Encumbrance in question, then such Encumbrance shall remain a Permitted Encumbrance. Any Encumbrance which Seller agrees to remove or otherwise address is referred to herein as an “Encumbrance to be Addressed”.
3.3    Title Insurance. During the Due Diligence Period, Buyer may obtain an unconditional and binding commitment from the Title Company (the “Title Commitment”) to issue a title insurance policy (or policies) at the Closing, based on the Title Reports and subject to the Permitted Encumbrances, in the amount of the Purchase Price and in such form and with such endorsements as Buyer may require, and reinsured or coinsured by such number of additional title insurance companies as Buyer may require (the “Title Policy”). Buyer and Seller shall share equally in the cost of a Standard Title Policy for each parcel of Real Property, but Buyer shall be solely responsible for the difference, if any, between the cost of the Title Policy, including the cost of any endorsements, and the cost of the Standard Title Policy.

4.	DUE DILIGENCE AND BUYER’S ACCEPTANCE OF THE PROPERTY
4.1    Buyer’s Investigation. As a condition to its obligation to purchase the Property, Buyer shall have the right during the Due Diligence Period to conduct a due diligence review of the Property and Records (other than the Excluded Records) as described in this Section 4. This Agreement and the 7-Eleven Agreement shall be deemed to have been cancelled by Buyer upon the expiration of the Due Diligence Period unless Buyer shall have by 5:00 p.m. Hawaii Standard time on the Due Diligence Expiration Date, as to each transaction, delivered to Seller and Escrow Agent written notice that (a) Buyer has satisfied itself with respect to its due diligence, or that Buyer is otherwise waiving this due diligence contingency in full and (b) Buyer has obtained

Buyer’s Board Approval as described in Section 10.9. Without limiting the generality of Section 16.5, Buyer agrees that any such notice delivered by a Representative of Buyer shall be binding upon all Persons covered by the term “Buyer”. Notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that Buyer shall not seek any adjustment to the Purchase Price or modification of any of the terms or conditions of this Agreement on account of any matter reported in the Phase I Reports or pertaining to Hazardous Materials or Hazardous Activity upon the Property.
4.2    Seller’s Delivery of Documents. Buyer acknowledges that, prior to the Effective Date, Seller has made available to Buyer’s Representative for review, in electronic or hard copy form, the following documents, information or materials with respect to the Real Property (or any portion thereof) and the Assumed Liabilities:
(a)    The Title Reports, Phase I Reports, Existing Surveys, and Existing Building Condition Reports;
(b)    The Tenant Leases;
(c)    The Applicable Contracts;
(d)    The Governmental Authorizations identified in Exhibit 1.7 attached to this Agreement;
(e)    [Reserved]; and
(f)    Materials made available as set forth in Exhibit 4.2 attached to this Agreement.
Within three (3) Business Days after the Effective Date, Seller will also deliver to Buyer a compact disc which contains all of the information contained in the virtual data room maintained by Seller’s Broker as of the Effective Date. Not later than 5:00 p.m. Hawaii Standard Time on October 25, 2013, Seller will confirm that, with the exception of Permitted Encumbrances, the compact disc includes copies of all documents identified in clauses (a), (b) and (c) above described or provide Buyer with a supplemental compact disc that contains copies of any missing documents. Not later than 5:00 p.m. Hawaii Standard Time on October 25, 2013, Seller will also deliver to Buyer a compact disc which contains any additional Orders which have been placed in the virtual data room maintained by Seller’s Broker as of that date.
4.3    Buyer’s Review. Buyer shall have the right, subject to the terms and conditions contained in this Agreement, to do such additional document review, testing, inspections and surveys of and relating to the Property as Buyer shall deem necessary or advisable in order to satisfy Buyer with respect to the title, condition, use and potential development of the Property. Buyer may inspect, review and approve the physical condition of the Property and the improvements located thereon, the zoning, land use, and other governmental restrictions and permits affecting the use of the Property, the Title Reports, including copies of all recorded Encumbrances, and agreements, leases and licenses affecting the Property, including the Tenant Leases, Applicable Contracts and Applicable Governmental Authorizations. Without limiting the generality of the foregoing, Buyer, at Buyer’s sole cost and expense, may perform boundary and topographical surveys, archaeological studies, soils tests, percolation tests, hazardous waste tests, engineering studies, geological tests, building and foundation inspections, and other such tests as Buyer deems appropriate, subject to the terms and conditions of this Agreement (including the provisions of Sections 4.5 and 4.6.); provided, however, that Buyer shall give three (3) Business Days’ notice of any such studies or testing and Seller may, for any reason or no reason and in its sole discretion, decline to permit any Phase II Environmental Assessment or any testing that is destructive, unreasonably interferes with the use or occupancy of the Real Property by Seller or any Tenant, or is not permitted by any Tenant Lease, Legal Requirement, Order or Encumbrance; and provided, further, that all the work shall be conducted in a minimally invasive manner and in a culturally and environmentally sensitive and responsible manner so as to minimize the disturbance of any known or unknown burial sites or other historic or archaeological sites or sensitive environmental areas.
4.4    Seller’s Obligation. During the Due Diligence Period, Buyer may request of Seller to see such other reports, studies, information and other Records concerning the Property (other than the Excluded Records) which may be in the possession, custody, or control of Seller or a Seller Related Party. Such request shall be in writing and shall describe with specificity the item, report or other Records or types of items, reports or other Records which Buyer desires to review. Upon receipt of such request, Seller shall endeavor to respond to Buyer as to each requested item within two (2) Business Days by either (a) providing a copy of the requested item (which may be provided electronically), or making the requested item available for review at the offices of Seller’s Property Manager or at the virtual data room maintained by Seller’s Broker, in which case Seller and Buyer shall amend Exhibit 4.2 accordingly and provide the same to Buyer, or (b) advising Buyer that the same will not be provided by Seller. In no event shall the Due Diligence Period be extended on account of any failure on the part of Seller to provide Buyer with any requested information.
4.5    Buyer’s Indemnity. Buyer shall indemnify, defend, save and hold harmless Seller and Seller Indemnified Parties with respect to any liens imposed upon the Property, damage done to the Property or personal injury or loss of life or any other liability incurred by reason of the actions or omissions of Buyer or its agents while performing its due diligence review. Not in limitation of the foregoing indemnity and hold harmless, prior to entering on the Property, Buyer shall furnish Seller with evidence of liability insurance in the amount of at least Five Million and No/100 U.S. Dollars (U.S. $5,000,000.00) and naming Seller as an additional insured insuring Seller against all matters covered by such indemnity and hold harmless agreement. In no event shall Buyer have any liability for the discovery of any pre-existing condition of the Property, regardless whether such discovery affects the value of the Property. The provisions of this Section shall survive the Closing hereunder.
4.6    Buyer’s Entry. Buyer shall give Seller at least two (2) Business Days’ notice of its intent to enter or inspect the Property as provided herein. Prior to entering the Property or commencing any test involving physical work on the Property, such as involved in an archaeological study, soils test, or percolation test, Buyer shall obtain Seller’s prior written approval, and shall satisfy such conditions as Seller may reasonably impose to protect Seller’s interest in the Property, to protect and preserve any known historic or archaeological features, artifacts, burials or environmentally sensitive areas on the Property or discovered in the course of such work, to ensure that any artifacts or remains discovered on the Property are appropriately handled, and to avoid disturbance to Tenants and invitees on the Property and to restore the Property to its original condition after completing any approved testing. If in the course of the work the Buyer discovers any unknown burial or other historic sites, or historic or archaeological artifact, Buyer shall immediately cease its investigations in the vicinity of the discovery and notify Seller in writing of the discovery and the location of the find, (a) at Seller’s request, consult with Kailua, Kau a Ho‘oilio, a recognized descendants’ group on the handling of such discovery, and (b) at no out-of-pocket expense to Buyer, cooperate with and allow Seller to comply with such protocols as may be established by Seller and/or Kailua, Kau a Ho‘oilio for the treatment and preservation of such artifact, burial or site. Buyer’s right of entry shall be subject to the rights of Tenants under the Tenant Leases and Buyer agrees to take no action which would permit any mechanic’s or materialman’s lien to be filed or recorded against the Property, or which would disturb any Tenant’s use or occupancy of its premises or which would constitute a breach of any Tenant Lease, Applicable Contract, Encumbrance, Governmental Authorization, Legal Requirement or Order.
4.7    Condition of Property. As a material inducement to Seller to execute this Agreement, Buyer acknowledges, represents and warrants that, (a) prior to the Effective Date of this Agreement and during the Due Diligence Period, Buyer will have had an opportunity to fully examine and inspect the Property, including the construction, renovation, operation and leasing of the Property, together with Seller’s Records (other than the Excluded Records) pertaining to the Property, the Applicable Contracts, the Assumed Liabilities, the Applicable Governmental Authorizations, and the Tenant Leases, and together, also, with the Title Reports, Surveys, Building Condition Reports and Environmental Condition Reports, (b) upon the expiration of the Due Diligence Period, Buyer will be deemed to have accepted the foregoing and the physical condition, value, financing status, use, leasing, operation, tax status, income and expenses of the Property, (c) the Property will be purchased by Buyer “AS IS” and, upon Closing, Buyer shall assume responsibility for the physical condition of the Property, and (d) Buyer will decide to purchase the Property solely on the basis of its own independent investigation.
4.8    No Representations. Buyer further acknowledges, represents and warrants that, except as expressly set forth in this Agreement, Seller has not made, does not make, and has not authorized any other Person to make, any representation as to the past, present or future physical condition, value, financing status, use, leasing, permits, authorizations, operation, tax status, income and expenses or any other matter or thing pertaining to the Property, and Buyer acknowledges that no such representation has been made, and that in entering into this Agreement and deciding to consummate the Contemplated Transactions, Buyer does not and will not rely on any representation other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Seller has not made any representations, and specifically negates and disclaims any representations, warranties, promises, covenants or agreements of any kind or character, and Buyer assumes all risks, with respect to:
(a)    the value of the Property;
(b)    the income to be derived from the Property;

(c)    the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including the possibilities for future development of the Property;
(d)    the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property;
(e)    the manner, quality, state of repair or lack of repair of the Property;
(f)    the nature, quality or condition of the Property, including the water, soil and geology;
(g)    the compliance of or by the Property or its operation with Legal Requirements;
(h)    the manner or quality of the construction or materials, if any, incorporated into the Property and the state of maintenance and repair of any improvements included in the Property;
(i)    compliance with any Environmental Law or land use or other Legal Requirements, including Title III of the Americans with Disabilities Act of 1990 and the Fair Housing Act of 1968, as amended;
(j)    the presence or absence of Hazardous Materials or Hazardous Activity at, on, under, or adjacent to the Property;
(k)    the presence of cesspools at, on, under or adjacent to the Property;
(l)    any archaeological, historic or burial sites or resources upon the Property;
(m)    the presence on or near the Property of wetlands, critical habitat designations by the U.S. Department of Fish and Wildlife or endangered species;
(n)    the content, completeness or accuracy of the Title Reports, Environmental Condition Reports, Building Condition Reports, Surveys or any other Records not prepared by Seller;
(o)    the conformity of the improvements to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to Buyer;
(p)    the conformity of the Property to past, current or future applicable zoning, land use or building requirements;
(q)    sufficiency of any undershoring;

(r)    sufficiency of any drainage;
(s)    the existence or absence or adequacy of vested land use, zoning or building entitlements affecting the Property; or
(t)    any other aspect of the Property, any agreements, rights or obligations relating to or affecting the Property or the Contemplated Transactions.
4.9    Buyer’s Release of Seller. Except for the representations, warranties and agreements made by Seller in this Agreement, Buyer fully and irrevocably releases Seller and each Seller Indemnified Party from any and all claims that Buyer may now have or hereafter acquire against it or them from any costs, loss, liability, damage, expense, demand, action or cause of action arising from information or documentation provided to Buyer with respect to the Property. Except for the representations, warranties and agreements made by Seller in this Agreement, neither Seller nor any Seller Indemnified Party is liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by Seller’s Broker or any other real estate broker, agent, employee, servant or other Person. Buyer further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property is made on an “AS IS” condition and basis WITH ALL FAULTS, and that neither Seller nor any Seller Indemnified Party has any obligation to make repairs, replacements or improvements except as may otherwise be expressly stated in this Agreement. Buyer represents and warrants to, and covenants with, Seller, that, except for Seller’s express representations and warranties specified in this Agreement, Buyer is relying solely upon Buyer’s own investigation of the Property. The provisions of this Section shall survive the Closing hereunder.
4.10    Assumption of Risks with Respect to Hazardous Materials. Without limiting the generality of anything herein contained, except for claims associated with or resulting from a Breach of Seller’s representations set forth in Section 6.10 of this Agreement, Buyer assumes all risks of past, present and future Hazardous Materials and Hazardous Activity on, about, around, under, over or within the Property, whether known or unknown, including, all risk and responsibility for any and all clean-up, removal, mitigation or other action respecting Hazardous Materials or Hazardous Activity, past, present or future, existing or Released upon the Property, or arising from the past, present or future use, ownership or development of the Property. Except for claims associated with or resulting from a Breach of Seller’s representations set forth in Section 6.10 of this Agreement, Buyer EXPRESSLY AND FULLY RELEASES Seller and each Seller Indemnified Party from any and all liability and claims Buyer or Buyer’s successors or assigns may have against it or them, which may arise out of or may directly or indirectly be attributable to the past, present or future use, generation, manufacture, treatment, handling, refining, production, storage, Release, discharge, disposal or presence of any Hazardous Material or any Hazardous Activity on, about, around, over or within the Property. The provisions of this Section shall survive the Closing hereunder.

5.	CLOSING AND PRORATIONS
5.1    Closing.

(a)    Subject to the terms and provisions of this Agreement, the purchase and sale (the “Closing”) provided for in this Agreement will take place on December 20, 2013 (the “Scheduled Closing Date”).
(b)    The parties shall effect Closing through Escrow Agent. A pre-closing meeting among the parties and their counsel shall take place at the offices of counsel for Castle Family at 1600 First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on a date fixed by Seller, but in any event no later than 9:00 a.m., Hawaii Standard Time, at least two (2) Business Days prior to Closing. Buyer shall not be entitled to possession of the Property until after Closing has occurred.
5.2    Seller’s Closing Documents and Requirements. Prior to Closing, Seller will deliver to Buyer (or Buyer’s counsel) or deposit with the Escrow Agent, as applicable, the following documents with respect to that Seller or the portion of the Property owned by that Seller, in each case duly executed by or on behalf of Seller or other appropriate Person and, if applicable, acknowledged and in recordable form (“Seller’s Closing Documents”), provided, however, that Seller shall not be in Breach of this Agreement if its failure to deliver the documents called for under clauses (g), (r) or (s) of this Section is due to the refusal of any Person (other than Seller) to provide any necessary Consent or to execute and deliver any necessary document, notwithstanding Seller’s Good Faith Efforts to obtain such Consent or document:
(a)    One or more Limited Warranty Deeds conveying to Buyer the Real Property, in substantially the form of Exhibit 5.2(a) attached to this Agreement;
(b)    One or more Assignments and Assumptions of Leases and Licenses, transferring to Buyer the Tenant Leases, in substantially the form of Exhibit 5.2(b) attached to this Agreement;
(c)    One or more Assignments and Assumptions of Contracts transferring to Buyer the Applicable Contracts and, if obtainable, by Seller’s efforts (with which efforts Buyer will cooperate provided that such cooperation shall be at no out-of-pocket expense to third parties payable by Buyer), releasing Seller and all Seller Indemnified Parties of all obligations and liabilities arising on and after the Closing Date with respect to the Applicable Contracts, in substantially the form of Exhibit 5.2(c) attached to this Agreement;
(d)    One or more Assignments and Assumptions of Governmental Authorizations transferring to Buyer the Applicable Governmental Authorizations, in substantially the form of Exhibit 5.2(d) attached to this Agreement;
(e)    One or more Bills of Sale and Assignments of Intangible Personal Property transferring to Buyer the Tangible Personal Property and Intangible Personal Property, in substantially the forms of Exhibit 5.2(e) attached to this Agreement;
(f)    With respect to any trademark that is registered with the DCCA, an Assignment of Trademark, in substantially the form prescribed by the DCCA for the transfer of such trademark;

(g)    Tenant estoppel certificates (“Tenant Estoppels”) in substantially the forms prescribed by the Tenant Leases or, in the absence of a prescribed form, in substantially the form of Exhibit 5.2(g) attached to this Agreement for all Tenants; provided, however, that Seller Estoppels in substantially the form of Exhibit 5.2(g) attached to this Agreement may be delivered in place of Tenant Estoppels for up to twenty‑five percent (25%) of the Other Tenants, as provided in Section 8.3;
(h)    One or more Assignments and Assumptions of Liabilities, transferring to Buyer all obligations with respect to the Assumed Liabilities, including the Additional Assumed Obligations, in substantially the form of Exhibit 5.2(h) attached to this Agreement;
(i)    As applicable, an assignment or assignments of all of Seller’s rights and obligations as declarant under any recorded declarations of covenants affecting the Property but not affecting any other property that Seller continues to own, in substantially the form of Exhibit 5.2(i) attached to this Agreement;
(j)    A certificate of non-foreign status in form and content required by law certifying that Seller is not a “foreign person” as such term is used under Section 1445 of the Internal Revenue Code;
(k)    A certificate of resident status in form and content required by law certifying Seller is a “resident person” as such term is used in HRS § 235‑68, and any similar certificate required by the laws of any other state in which any of the Property is located;
(l)    Written notices in form reasonably satisfactory to Buyer and Seller, regarding the sale of the Property, executed by Seller and addressed to (1) each Tenant and (2) any Governmental Body that requires notice of the sale of the Property under applicable Legal Requirements or under the terms of any Governmental Authorization or Order;
(m)    A certificate of good standing for the Seller issued by the DCCA not more than ten (10) Business Days before the Closing Date;
(n)    A tax clearance certificate for the Seller issued by the State of Hawaii Department of Taxation not more than ten (10) Business Days before the Closing Date;
(o)    Seller’s Report of Bulk Sale and Transfer, State of Hawaii Form G-8A, dated no earlier than ten (10) Business Days prior to the Closing Date, bearing the certification of the Director of Taxation of the State of Hawaii that such Report of Bulk Sale and Transfer has been filed, and that all taxes, penalties and interest payable by the Seller have been paid;
(p)    A certificate of an appropriate Person (i) attaching Seller’s resolutions or other authorizations approving and authorizing Seller to complete the Contemplated Transactions and to deliver Seller’s Closing Documents, (ii) certifying that such resolutions or other authorizations are in full force and (iii) confirming the Person or Persons authorized to execute agreements and other documents on Seller’s behalf;

(q)    [Reserved];
(r)    Copies of any Consents required to be obtained by Seller; and
(s)    Such additional documents as might reasonably be requested by Buyer, Title Company or by Escrow Agent to consummate the Contemplated Transactions and issue the Title Policy.
5.3    Buyer’s Closing Documents and Requirements. Prior to Closing, Buyer will deliver to Seller or Seller’s counsel or deposit with the Escrow Agent as applicable, the following funds and documents, in each case duly executed on behalf of Buyer or other appropriate Person, and if applicable, acknowledged and in recordable form (“Buyer’s Closing Documents”), provided, however, that Buyer shall not be in Breach of this Agreement if its failure to deliver the documents called for under clauses (k) or (l) of this Section is due to the refusal of any Person (other than Buyer) to provide any necessary Consent or to execute and deliver any necessary document notwithstanding Buyer’s Good Faith Efforts to obtain such Consent or document:
(a)    The balance of the Purchase Price as required by Section 2.3, together with all amounts payable by Buyer at Closing to cover closing costs and prorations as required by Sections 5.4 and 5.5;
(b)    The Limited Warranty Deeds;
(c)    The Assignments and Assumptions of Leases;
(d)    The Assignments and Assumptions of Contracts;
(e)    The Assignments and Assumptions of Governmental Authorizations;
(f)    The Assignments of Intangible Personal Property;
(g)    The Assignments and Assumptions of Liabilities;
(h)    An Assignment and Assumption of Declarant’s Rights and Obligations;
(i)    A certificate of good standing for Buyer issued by the DCCA not more than ten Business Days before the Closing Date, and also, if Buyer is an entity formed under the laws of a jurisdiction other than the State of Hawaii, an equivalent certification from the applicable Governmental Body of the jurisdiction in which Buyer was formed;
(j)    A certificate of an appropriate Person (i) attaching Buyer’s resolutions approving, and authorizing Buyer to complete, the Contemplated Transactions, and to deliver Buyer’s Closing Documents, (ii) certifying that such resolutions are in full force and (iii) confirming the Person or Persons authorized to execute agreements and other documents on Buyer’s behalf;

(k)    Copies of any Consents required to be obtained by Buyer; and
(l)    Such additional documents as might reasonably be required by Seller or by Escrow Agent to consummate the Contemplated Transactions.
5.4    Expenses. Seller and Buyer shall each pay one-half of the escrow fees charged by the Escrow Agent, and one‑half of the cost of the Standard Title Policy. Seller shall pay all conveyance and similar taxes. Buyer shall pay all of the costs of the Additional Surveys, the Additional Building Condition Reports, and the Additional Environmental Condition Reports as they are incurred. At Closing, the Buyer shall pay the cost of the recording fees, any mortgage recording fees, and the difference, if any, between the cost of the Title Policy, including any endorsements, and the cost of a Standard Title Policy. All other costs shall be apportioned in the manner customary for commercial real estate transactions in Honolulu, Hawaii or as Seller and Buyer shall agree.
5.5    Adjustments and Prorations. As to each parcel of Real Property and the receipts and disbursements associated therewith receipts and disbursements of the Property will be prorated as of 12:01 a.m. local time on the Closing Date and the Purchase Price will be adjusted on the following basis:
(a)    Rents. Except as otherwise provided herein as to CAM Charges and percentage rent, all rents and other charges other than CAM Charges (“Rent”) receivable from Tenants of the Property earned and attributable to the period prior to but not including the Closing Date will be retained by Seller to the extent that such Rents have been collected on or before the Closing Date; Rents earned and attributable to the period beginning on and including the Closing Date and thereafter will be paid to Buyer. Rents earned by the Property prior to and not including the Closing Date but received by the Buyer on or after the Closing Date will be paid to Seller; provided that the Buyer will have no obligation to enforce collection of such Rents. Notwithstanding any characterization made or position taken by any tenant with respect to the application of Rents paid by it, all Rents received by Buyer on or after the Closing Date shall be deemed attributable to the amounts payable under the applicable Tenant Lease, in the order of age, with the payments received attributed first to the newest amount then due and payable.
At Closing, percentage rents shall be separately apportioned based on the percentage rents actually collected from each Tenant during the percentage rent fiscal period set forth in its respective Tenant Lease for the determination of percentage rent. Such apportionment shall be made separately for each Tenant who is obligated to pay percentage rent. Any percentage rent received from a Tenant during its percentage rent fiscal period shall be applied as follows: (a) Buyer shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal period that Buyer owned the demised premises, and (b) Seller shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal period that Seller owned the demised premises. Until the adjustment described below is made, all percentage rent amounts received by Seller before the Closing Date shall be retained by Seller, except that all percentage rent payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Buyer based upon the number of days in that month and the party receiving such percentage rent payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. Except as aforesaid, all percentage rent amounts received by Buyer on or after the Closing Date shall be retained by Buyer until the final adjustment of percentage rent as described below and determination of Seller’s allocable share thereof.
No later than the first (1st) anniversary of the Closing Date (the “Final Rent Adjustment Date”), Seller and Buyer shall make a final adjustment in accordance with the provisions of this Section 5.5(a) of percentage rent and other items of Rents for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the unavailability of final sales figures or amounts for percentage rent or any other reason. Any net adjustment in favor of Buyer or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made. Seller and Buyer will cooperate in making the required adjustments, including making available the books and records in their respective possession that may be necessary to review in order to complete this reconciliation.
(b)    CAM Charges. To the extent Tenants pay monthly estimates of common area maintenance charges, insurance, taxes and similar expenses (collectively, “CAM Charges”) with an adjustment at the end of the rent fiscal period applicable to CAM Charges under their respective Tenant Leases, such CAM Charges shall be prorated in accordance with this Section. Until the adjustment described in this Section is made, all amounts received by Seller as interim or estimated payments of CAM Charges before the Closing Date shall be retained by Seller, except that all interim estimated payments of CAM Charges received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Buyer based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. Except as aforesaid, all amounts received by Buyer as interim or estimated payments of CAM Charges on or after the Closing Date shall be retained by Buyer until year-end adjustment and determination of Seller’s allocable share thereof. No later than the Final Rent Adjustment Date, Seller’s allocable share of actual CAM Charges for Tenant Leases in effect as of the Closing Date shall be determined by multiplying the total payments due from each Tenant for the fiscal period applicable to CAM Charges (the sum of interim or estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is the number of days within that portion of the fiscal period prior to the Closing Date in which the applicable Tenant Lease is in effect, and the denominator of which is the number of days in the entire fiscal period (or that portion of the fiscal period in which the applicable Tenant Lease is in effect). If, on the basis of amounts actually incurred and the estimated payments received by Seller prior to the Closing Date, Seller has retained amounts in excess of its allocable share, it shall remit, within thirty (30) days after notice from Buyer of the excess owed Buyer, such excess to Buyer. If, on the basis of the foregoing amounts, Seller has retained less than its allocable share, Buyer shall remit, within thirty (30) days after notice from Seller of the amount owed Seller, such amount to Seller.
(c)    Other Receipts. All other income and receipts of the Property shall be prorated at the Closing effective as of the Closing Date, and appropriate cash adjustments shall be made by Buyer and Seller.

(d)    Security Deposits and Prepaid Rents. On the Closing Date, Seller (through and in cooperation with Escrow Agent) will credit to the Buyer an amount of money equal to the balance of all refundable security deposits and prepaid rents held by Seller with respect to Tenants occupying the Property. In no event may Seller, on or after the Effective Date, apply any security deposits to amounts owed to Seller without Buyer’s prior written approval, which Buyer shall not unreasonably withhold; provided, however, that Seller, without Buyer’s approval, may apply security deposits to amounts owed by Tenants under Tenant Leases that expire or are terminated prior to Closing and where the Tenant no longer occupies the space covered by such Tenant Lease.
(e)    Tenant Improvement Allowances, Tenant Inducements and Brokers’ Commissions. To the extent at Closing there are any allowances Discounted Base Rent, unpaid tenant improvement allowances or other tenant inducements (including but not limited to, tenant improvement and finish work and moving allowances) or brokers’ commissions for Tenant Leases executed on or before the Effective Date (whether or not included in the Disclosure Letter), Buyer shall be responsible for the payment thereof, but only to the extent that Seller shall credit Buyer the amount of any such Discounted Base Rent (assuming a Base Rent equal to the amount payable immediately following the ending of the Discounted Base Rent period), unpaid tenant improvement allowances, tenant inducements or brokers’ commissions. To the extent at Closing there are any allowances for Discounted Base Rent, unpaid tenant improvement allowances or other tenant inducements (including but not limited to, tenant improvement and finish work and moving allowances) or brokers’ commissions for Tenant Leases executed after the Effective Date of this Agreement or identified as Additional Assumed Obligations, Buyer shall be responsible for such Discounted Base Rent and for the payment of such unpaid tenant improvement allowances or brokers’ commissions with no credit to Buyer from Seller for such amounts. If any new Tenant Lease made after August 31, 2012, any extension made after August 31, 2012 of an existing Tenant Lease, or any exercise of an option after August 31, 2012 under an existing Tenant Lease provides for a discount of the Base Rent thereunder by more than twenty-five percent (25%) from the Base Rent for the period immediately following the discounted rent period (for reasons other than a change in the area of the demised premises or similar explanation for the discount or other reduction in Base Rent), the amount of the discount shall be called “Discounted Base Rent”.
(f)    Accounts Payable and Expenses. As of the Closing Date, Buyer shall assume the Assumed Liabilities, without offset to or deduction from the Purchase Price. Sums due for any other accounts payable and expenses which were owed or incurred by Seller with respect to the Property prior to the Closing Date will be paid by Seller. Buyer will furnish to Seller any bills for such period received after the Closing Date for payment, and Buyer will have no further obligation with respect thereto. All accounts payable or expenses incurred by Buyer on or after the Closing Date will be paid by Buyer. Any account payable or expense which pertains to the month during which Closing occurs, or to any other period the span of which includes the Closing Date, will be prorated between Seller and Buyer, based on the number of days in such month or other period before (but not including) and after (and including) the Closing Date.
(g)    Property Taxes. All real and personal property ad valorem taxes and installments of special assessments, if any, for the fiscal years preceding the year in which the Closing Date occurs will be paid by Seller. All real and personal property ad valorem taxes and special assessments, if any, whether payable in installments or not, for the fiscal year in which the Closing Date occurs will be prorated by Escrow Agent to (but not including) the Closing Date, based on the latest available tax rate and assessed valuation. All real and personal property ad valorem taxes and installments of special assessments, if any, for any fiscal years following the year in which the Closing Date occurs will be paid by Buyer. Without limiting the generality of the foregoing, Seller will be responsible for any rollback or retroactive taxes owed with respect to periods up to (but not including) the Closing Date, and Buyer will be responsible for any rollback or retroactive taxes owed with respect to periods on and after the Closing Date.
(h)    Utility Charges. All utility charges, if any, will be prorated to (but not including) the Closing Date and, to the extent practicable, Buyer will obtain a final billing therefor. All utility security deposits made by Seller, if any, will be retained by Seller.
(i)    Post-Closing Adjustments. If at any time within twelve (12) months following the Closing either party discovers any items which should have been included in the adjustments and prorations described in this Section 5.5 but which were omitted therefrom, or any material error in the computation of such adjustments, or any items that could not be calculated prior to Closing, such items shall be properly adjusted as of the Closing Date without interest thereon, and the applicable party shall promptly pay to the other the amount determined to be owing by reason of such proration.
(j)    Survival. The provisions of this Section 5.5 shall survive the Closing hereunder.
(k)    143 Hekili Street Development Purchase Price Credit. Upon completion, the 143 Hekili Street Development will consists of six (6) separate rentable spaces. Seller has previously executed leases for three (3) of such spaces with various tenants, and the other three (3) spaces remain un-leased as of the Effective Date. Seller agrees to provide Buyer with a credit at Closing against the Purchase Price with regard to the 143 Hekili Street Development in accordance with the attached Exhibit 5.5(k), as follows:
(i)    As shown on Exhibit 5.5(k), the aggregate amount of tenant improvement allowances, brokers’ commissions and rent abatement for the three executed leases equals One Hundred Thirteen Thousand Nine Hundred Thirty-Four and No/100 Dollars ($113,934.00). Seller therefore agrees to provide Buyer with a credit against the Purchase Price at Closing of said aggregate amount, provided, however, that such credit shall be reduced dollar-for-dollar by any payments made by Seller prior to the Closing Date towards such costs.
(ii)    As shown on Exhibit 5.5(k), Seller estimates the aggregate monthly market rents for the three (3) un-leased spaces to be $11,538.00 per month and estimates the aggregate amount of tenant improvement allowances and brokers’ commissions for such spaces to be $147,770.00. Based upon a credit of six (6) months of rent, Seller therefore agrees to provide Buyer with a total credit against the Purchase Price at Closing of Two Hundred Sixteen Thousand Nine Hundred

Ninety-Eight and No/100 Dollars ($216,998.00) with regard to said un-leased spaces. The parties agree that said amount is fair and reasonable as of the Effective Date, and shall not be increased or reduced by the terms of any leases which may be executed after the Effective Date for such currently un-leased spaces.
5.6    Collection of Rents after Closing. For a period of ninety (90) days after the Closing, Buyer shall bill Tenants for all amounts due under the Tenant Leases accruing prior to the Closing. To the extent any such Rents or other charges are collected by Buyer, they shall be promptly remitted to Seller to the extent Rents and other charges for periods after Closing are current. After the expiration of such 90‑day period, Seller may pursue collection as to any unpaid Rent or other amount owed by Tenant, provided that Seller shall have no right after Closing to terminate any Tenant Lease or any Tenant’s use or occupancy under any Tenant Lease and provided further that, during such 90-day period, Seller may continue to pursue collection efforts commenced prior to Closing. Upon request, Buyer shall reasonably cooperate with Seller with respect to Seller’s collection efforts, provided, however, that Seller shall reimburse Buyer for related reasonable third-party expenses. Seller is not restricted in any way from collecting any Rent or other amount owed by past tenants no longer in occupancy on the Closing Date. The provisions of this Section shall survive the Closing hereunder.
5.7    Tax Matters. Notwithstanding any other provisions of this Agreement, (1) Seller shall be responsible for all Taxes and interest that is ultimately owed by Seller to any Governmental Authority and (2) any Tax refunds that are ultimately received by Seller and any amounts credited against Tax to which Seller becomes entitled, together with interest thereon, that relate to the Tax periods prior to and including the Closing Date shall be for the benefit of Seller. Seller shall have the right in its sole discretion at its own cost and expense to contest and resolve any Tax matter pertaining to Tax periods prior to the Closing Date and, upon request, Buyer shall reasonably cooperate with Seller in its efforts to resolve and settle such Tax matters. Seller shall reasonably cooperate with Buyer after the Closing Date with respect to Taxes owed in respect of the Property. The provisions of this Section shall survive the Closing hereunder.
5.8    Brokerage Fees.
(a)    Seller is represented in the Contemplated Transactions by Seller’s Broker and shall be solely responsible for paying all fees, commissions and other compensation to Seller’s Broker. Seller will indemnify, defend, and hold harmless Buyer for, and will pay to Buyer the amount of, any Damages arising, directly or indirectly, from or in connection with any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on Seller’s behalf) in connection with any of the Contemplated Transactions.
(b)    Buyer will indemnify, defend, and hold harmless Seller for, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions. A & B Properties, Inc. is a licensed real estate broker in the State of Hawaii.
(c)    The provisions of this Section 5.8 shall survive the Closing hereunder.

6.	REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as follows:
6.1    Organization and Good Standing. Seller is duly organized, validly existing, and in good standing under the laws of the State of Hawaii, with full corporate authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts and Tenant Leases to which it is a party.
6.2    Authority. Seller has the power and authority to execute and deliver this Agreement and the Seller’s Closing Documents and to perform its obligations under this Agreement and the Seller’s Closing Documents. This Agreement has been duly approved and authorized by all entity action required on the part of Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Seller’s Closing Documents, the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.
6.3    No Conflict. Subject to the giving of any required notice and the obtaining of any Required Consent, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person other than Seller the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Tenant Lease, any Applicable Contract or any Applicable Governmental Authorization. Subject to the giving of any required notice, the obtaining of any Required Consent, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to (a) any Legal Requirement or Order to which Seller may be subject or (b) any Applicable Contract.
6.4    No Insolvency. Seller is not insolvent or bankrupt. Seller has not commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law for relief against Seller in an involuntary case or appointed a custodian of Seller for all or any substantial part of its property.

6.5    Notices with Respect to Legal Requirements and Applicable Governmental Authorizations. Except as set forth in the Disclosure Letter, Seller has not received any written notice from any Governmental Body regarding any violation of, or failure to comply with, any Applicable Governmental Authorization or any Legal Requirement with respect to the Property, including but not limited to the obligation to complete any off‑site improvements in respect of the Property, other than any such violations or failures to comply as have been cured prior to the date hereof.
6.6    Continuing Commitments and Agreements. To the Knowledge of Seller, there are no commitments or agreements with any Person or Governmental Body affecting the Property, which will be binding on Buyer after Closing, except for Legal Requirements applicable to the Property, Orders to be contained on the compact discs described in the last three sentences of Section 4.2, and the commitments and agreements disclosed in this Agreement, the Disclosure Letter, the exhibits attached to this Agreement or the Disclosure Letter, the Phase I Reports or the Title Reports.
6.7    Legal Proceedings. Except as set forth in the Disclosure Letter, (a) there is no pending Proceeding by or against Seller with respect to the Property and (b) to the Knowledge of Seller, no such Proceeding by or against Seller with respect to the Property has been Threatened. There is no pending Proceeding that has been commenced against Seller that challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions, and, to the Knowledge of Seller, no such Proceeding has been Threatened.
6.8    Tenant Leases.
(a)    Exhibit 2.1(b) attached to this Agreement contains a list of the only Tenant Leases currently affecting the Property and includes each written amendment, supplement and modification in respect thereof.
(b)    Except as set forth in the Disclosure Letter, Seller has received no written notice of any current and uncured claim: (i) that Seller has defaulted in performing any of its obligations under any Tenant Lease, (ii) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default under any Tenant Lease, (iii) that any Tenant is entitled to any reduction in, refund of, or counterclaim, offset, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any Rents paid, payable or to become payable by such Tenant, including CAM Charges, or (iv) that any Tenant is entitled to cancel its Tenant Lease (other than as therein provided) or is entitled to be relieved of its operating covenants thereunder, if any.
(c)    Except as set forth in the Disclosure Letter, to Seller’s Knowledge, (i) all of the Tenant Leases are in full force and effect in accordance with their terms, (ii) there is no current uncured material default by any Tenant thereunder including, without limitation, default by a Tenant in the payment of Rent or CAM Charges, due and payable under the Tenant Leases of more than thirty (30) days. To Seller’s Knowledge, there exist, in the aggregate, not more than One Hundred Thousand and No/100 U.S. Dollars (US $100,000.00) of monetary defaults of the Tenant

Leases not disclosed in the Disclosure Letter, and to Seller’s Knowledge, there exist, in the aggregate, not more than One Hundred Fifty Thousand and No/100 U.S. Dollars (US $150,000.00) in non‑monetary defaults of the Tenant Leases not disclosed in the Disclosure Letter. Except as set forth in the Disclosure Letter, Seller has not sent a notice of termination with respect to any current uncured default of the Tenant Leases. For purposes of this Section, non-monetary defaults shall be valued based on a commercially reasonable estimate of the cost of curing such defaults, and as used in this Section and in Section 10.6, a material default shall mean a monetary default that is more than thirty (30) days past due and that cannot be remedied for less than Seven Thousand Five Hundred U.S. Dollars (US $7,500.00) or a non-monetary default which is reasonably estimated to require Seven Thousand Five Hundred U.S. Dollars (US $7,500.00) or more to cure.
(d)    Except for Ongoing Construction Projects or as set forth in the Disclosure Letter, (i) no construction, alteration, decoration or other work remains to be performed under any Tenant Lease by Seller, and (ii) all construction allowances or other sums to be paid to any Tenants pursuant to any Tenant Lease have been paid. Except as set forth in the Tenant Leases or the Disclosure Letter, there are no written promises, understandings or commitments between Seller and any Tenant with respect to the foregoing which would be binding upon Buyer.
(e)    Except as set forth in the Disclosure Letter, no Tenant has paid any Base Rent for any period of more than thirty (30) days in advance.
(f)    Except as set forth in the Disclosure Letter or as set forth in the Tenant Leases, no renewal, extension or expansion options have been granted to any Tenant.
(g)    Except as set forth in the Disclosure Letter, Seller has not assigned, pledged, hypothecated, or otherwise encumbered its right to collect rents under any Tenant Lease in any manner that will survive the Closing.
(h)    Except for security deposits as shown on Exhibit 2.1(b) attached to this Agreement, no security deposits have been deposited with and are currently held by Seller or, except as disclosed in the Disclosure Letter, are otherwise chargeable to Seller’s account by any Tenant under any Tenant Lease.
(i)    Except as set forth in the Disclosure Letter, no brokerage or leasing commissions or other compensation is due or payable with respect to or on account of any Tenant Lease, or any extension or renewal thereof.
6.9    No Defaults Under Applicable Contracts. Except as set forth in the Disclosure Letter, to the Knowledge of Seller (a) each Applicable Contract is in full force and effect and is valid and enforceable in accordance with its terms, and (b) there exists no current and uncured default under, or any current condition with which the giving of notice or the passage of time or both would constitute a default under, any Applicable Contract.
6.10    Environmental Matters. Except as set forth in the Disclosure Letter or in the Environmental Condition Reports, Seller has not received any written notice from any Governmental Body, nor does Seller have any Knowledge, of any violation or failure to comply with any Environmental Law, which violation or failure remains uncured as of the Effective Date of this Agreement.
6.11    Condemnation. Except as disclosed in the Disclosure Letter, Seller has received no notice from any Governmental Body of, and has no Knowledge of any actual or Threatened, condemnation or eminent domain Proceedings affecting the Property.
6.12    [Reserved].
6.13    ERISA. None of the Property constitutes “plan assets” of any employee benefit plan as defined in Section 3(3) of ERISA for purposes of Title I of ERISA or Section 4975 of the Tax Code.
6.14    Anti-terrorism.
(a)    Seller is (1) not currently identified on the Specialty Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “Restricted Person List”), and (2) not a person with whom a citizen of the United States is prohibited to engage in transaction by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly).
(b)    Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Patriot Act Executive Order”) and other similar requirements contained in OFAC rules and regulations and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Patriot Act Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Patriot Act Orders”).
6.15    Brokers or Finders. Seller is represented in connection with the Contemplated Transactions by, and shall be solely responsible for brokerage fees or agent’s commissions payable to, Seller’s Broker. Seller has incurred no other obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
6.16    Materials. Exhibit 4.2 attached to this Agreement is a complete list of all documents contained as of the Effective Date in the virtual data room maintained by Seller’s Broker, to which Seller has given Buyer access, including but not limited to all Existing Building Condition Reports, Existing Surveys, Phase I Reports and Title Reports. Except for Permitted Encumbrances, the compact discs described in the last three sentences of Section 4.2 will contain (a) all of the documents identified in clauses (a), (b) and (c) of Section 4.2, and (b) all of the information contained in the virtual data room as of the Effective Date or October 25, 2013, as applicable.

7.	REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
7.1    Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Hawaii.
7.2    Authority. Buyer has the power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents. Subject to obtaining approval of the Board of Directors of Buyer on or before the Due Diligence Expiration Date, this Agreement has been duly authorized and approved by all entity action required on the part of Buyer. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Buyer’s Closing Documents, the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.
7.3    No Conflicts. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (a) any Legal Requirement or Order to which Buyer may be subject, (b) any Contract to which Buyer is a party or by which Buyer may be bound, (c) any provision of Buyer’s Organizational Documents or (d) any resolution adopted or action taken by the board of directors or any similar or other governing or controlling authority of Buyer.
7.4    No Insolvency. Buyer is not insolvent or bankrupt. Buyer has not commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law for relief against Buyer in an involuntary case or appointed a custodian of Buyer for all or any substantial part of its property.
7.5    No Consents. Subject to obtaining approval of the Board of Directors of Buyer on or before the Due Diligence Expiration Date, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
7.6    Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

7.7    Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
7.8    Reliance on Own Investigation. Without limiting the generality of any other provision contained in this Agreement, Buyer is, or will be prior to Closing, familiar with the Property and any improvements thereon and the Permitted Encumbrances, and has made such independent investigations as it deems necessary or appropriate concerning the ownership, use, sale, development and suitability for development of the Property, and the obligations and liabilities associated with the ownership, use, sale and development of the Property.
7.9    Anti-terrorism.
(a)    Buyer and each Person owning an interest in Buyer is (1) not currently identified on the Specialty Designated Nationals and Blocked Persons List maintained by OFAC or on any Restricted Persons List, and (2) not a person with whom a citizen of the United States is prohibited to engage in transaction by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and no Embargoed Person has any interest of any nature whatsoever in Buyer (whether directly or indirectly).
(b)    Buyer is in compliance with the Patriot Act Executive Order and all other Patriot Act Orders.
7.10    No Financing Condition. Buyer has the financial resources necessary to observe, perform and comply with all of its obligations under this Agreement, and this Agreement is not subject to any financing condition.

8.	COVENANTS OF SELLER PRIOR TO CLOSING DATE
8.1    Modifications to Applicable Contracts, Tenant Leases, or Governmental Authorizations.
(a)    During Due Diligence Period. Between the Effective Date of this Agreement and the Due Diligence Expiration Date, Seller may, after consulting with Buyer, (i) modify, amend or cancel any Applicable Contract, Tenant Lease or Applicable Governmental Authorization or (ii) enter into any new Tenant Lease or obtain any new Applicable Governmental Authorization, so long as in all cases the terms thereof, including inducements and other material terms, reasonably reflect market rent and conditions.
(b)    After Expiration of the Due Diligence Period. During the period between the Due Diligence Expiration Date and the Closing Date, Seller shall not, without Buyer’s prior approval, (i) modify, amend or cancel any Applicable Contract, Applicable Government Authorization or any Tenant Lease, (ii) enter into any new Tenant Lease or obtain any new Applicable Governmental Authorization, or (iii) encumber the Property.

(c)    Pending Lease Activities. Notwithstanding anything to the contrary contained in this Section 8, Seller shall have the right prior to Closing, after consulting with Buyer at all times, and with Buyer’s prior approval during the period between the Due Diligence Expiration Date and the Closing Date, which approval Buyer may give or withhold in its sole discretion, to continue to negotiate, determine the terms of and document the redetermination of rent payable under each of the Tenant Leases identified in Exhibit 8.1(c) attached to this Agreement in accordance with its respective terms, provided, in each case, that the resulting lease rent is reflective of market rent and not less than the lease rent currently payable under the Tenant Lease.
8.2    Give Notices and Seek Required Consents. Prior to the Closing Date, Seller will (a) deliver any notice required in connection with the Contemplated Transactions, (b) make all filings required by Legal Requirements to be made by Seller in order to consummate the Contemplated Transactions (including all required filings under the HSR Act, if applicable), and (c) submit to the appropriate Person the necessary documents and fees to obtain each of the Required Consents. Seller will also reasonably cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions.
8.3    Estoppel Certificates. Seller shall use Good Faith Efforts to obtain and deliver to Buyer not later than the times specified in Section 10.6 hereof, Tenant Estoppels from all Major Tenants and the Other Tenants in the forms respectively prescribed by the applicable Tenant Lease or, in the absence thereof, substantially in the form of Exhibit 5.2(g) attached to this Agreement, dated not earlier than sixty (60) calendar days before the Closing Date. If seven (7) Business Days prior to the Closing, Seller is unable to obtain Tenant Estoppels, then Seller shall deliver equivalent Seller estoppel certificates (each a “Seller Estoppel”) substantially in the form of Exhibit 5.2(g) attached to this Agreement for each Tenant who has not provided a Tenant Estoppel, which Seller Estoppels may be limited to Seller’s Knowledge.
8.4    Maintain Property. From and after the Effective Date and until the Closing Date, Seller agrees to continue to operate and maintain the Property (insofar as such matters are within its control rather than within the control of Tenants) in the Ordinary Course of Business.
8.5    Make No Material Change in the Property. Except as otherwise expressly permitted or contemplated pursuant to any other provision of this Agreement, prior to the Closing Date, Seller shall not without the written consent of Buyer (a) transfer, mortgage, encumber or otherwise dispose of any of the Property, (b) except for Ongoing Construction Projects, expenditures contemplated by Seller’s 2013 operating budgets (as made available for Buyer’s inspection in the virtual data room maintained by Seller’s Broker) and expenditures mandated by the terms of Tenant Leases or by Legal Requirements, make or permit to be made any capital improvements, additions or replacements of Property costing in excess of Two Hundred Fifty Thousand and no/100 U.S. Dollars (US $250,000.00), or (c) take any action before any Governmental Authority the object of which would be to change the present zoning or land use limitations of the Real Property, or any portion thereof.
8.6    Insurance. Seller shall maintain the property insurance currently in effect for the Property to and including the Closing Date; provided, however, that Seller’s insurance policies shall not be assigned to Buyer at Closing and Buyer shall be obligated and responsible to obtain its own insurance from and after the Closing.
8.7    Notification and Supplement to Disclosures. Between the Effective Date and the Closing Date, Seller will notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties.
8.8    Good Faith Efforts. Between the Effective Date of this Agreement and the Closing Date, Seller will use Good Faith Efforts to cause the conditions in Sections 10 and 11 to be satisfied.
8.9    Encumbrances to be Addressed. Seller shall use Good Faith Efforts to cause to be removed or otherwise addressed the Encumbrances to be Addressed in the manner agreed by Seller pursuant to Section 3.2(c).

9.	COVENANTS OF BUYER PRIOR TO CLOSING DATE
9.1    Required Consents and Cooperation. Prior to the Closing Date, Buyer will make all filings required by Legal Requirements to be made by Buyer to consummate the Contemplated Transactions (including all required filings under the HSR Act, if applicable). Buyer will also reasonably cooperate with Seller (a) with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, (b) in obtaining all Required Consents, (c) in delivering any required notices and (d) in removing or otherwise addressing the Encumbrances to be Addressed in the manner agreed by Seller pursuant to Section 3.2(c).
9.2    Good Faith Efforts. Between the Effective Date of this Agreement and the Closing Date, Buyer will use Good Faith Efforts to cause the conditions in Sections 10 and 11 to be satisfied.
9.3    Castle Family Transaction. Buyer shall observe and perform all of its obligations to be observed and performed with respect to the Castle Family Transaction.

10.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
Buyer’s obligation to purchase the Property and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, in Buyer’s discretion):
10.1    Accuracy of Representations. All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Effective Date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, taking into account any supplemental disclosures made by Seller pursuant to

Section 8.7 prior to or on the Due Diligence Expiration Date but without giving effect to any supplemental disclosures thereafter made by Seller pursuant to Section 8.7.
10.2    Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Each document required to be delivered pursuant to Section 5.2 must have been delivered.
10.3    Consents. Each of the Required Consents must have been obtained and must be in full force and effect.
10.4    Title Insurance. At Closing, the Title Company shall be prepared to issue the Title Policy in accordance with the Title Commitment (if any) obtained by Buyer during the Due Diligence Period; provided, however, that if Buyer fails to obtain the Title Commitment prior to the Due Diligence Expiration Date, then the issuance of title insurance shall no longer be a condition to Buyer’s obligation to purchase the Property.
10.5    HSR Act. The applicable waiting period under the HSR Act, if applicable, shall have expired or been terminated, and there shall not be any outstanding request for information to either party from any Governmental Body with respect to the HSR Act, and no such Governmental Body shall have initiated any proceedings or taken any other action to prevent or postpone the completion of the Contemplated Transactions.
10.6    Tenant Estoppels. No later than twelve (12) Business Days prior to the Scheduled Closing Date, Seller shall have obtained and delivered to Buyer Tenant Estoppels executed and delivered by (a) all Major Tenants and (b) not less than fifty percent (50%) of the Other Tenants as a group. No later than seven (7) Business Days prior to the Scheduled Closing Date, Seller shall have obtained and delivered to Buyer Tenant Estoppels executed and delivered by (a) all Major Tenants, (b) not less than seventy‑five percent (75%) of the Other Tenants as a group, and (c) Seller Estoppels in place of Tenant Estoppels for all remaining Tenants as provided in Section 8.3. This condition to Buyer’s obligation to close will not be satisfied if the Tenant Estoppels for the Major Tenants disclose any material defaults or if the Tenant Estoppels and Seller Estoppels for the Tenants show material defaults for more than five Tenants, monetary defaults not disclosed in the Disclosure Letter which, in the aggregate, exceed One Hundred Thousand and No/100 U.S. Dollars (US $100,000.00), or non‑monetary defaults not disclosed in the Disclosure Letter which, in the aggregate, exceed One Hundred Fifty Thousand and No/100 U.S. Dollars (US $150,000.00). “Material default” as used in this Section is defined in Section 6.8(c) and shall not include any material default disclosed in the Disclosure Letter. Non-monetary defaults shall be valued based on a commercially reasonable estimate of the cost of curing such defaults.
10.7    Castle Family Transaction. The Castle Family Transaction shall close concurrently with the Contemplated Transactions; provided, however, that this condition shall be deemed satisfied if the failure of the Castle Family Transaction to close shall result from a breach by Buyer of its obligations in connection with the Castle Family Transaction.

10.8    Encumbrances to be Addressed. Seller shall have caused to be removed or otherwise addressed all Encumbrances to be Addressed in the manner agreed by Seller pursuant to Section 3.2(c).
10.9    Buyer’s Board Approval. No later than the Due Diligence Expiration Date this Agreement and the Closing of the Contemplated Transactions in accordance with this Agreement shall have been approved by Buyer’s Board of Directors (“Buyer’s Board Approval”), and on the Scheduled Closing Date there shall be no pending Proceeding that challenges Buyer’s Board Approval and prevents or delays Closing beyond the Scheduled Closing Date. Buyer shall use Good Faith Efforts to cause Buyer’s Board Approval to occur on or before the Due Diligence Expiration Date. Buyer shall inform Seller in writing of the occurrence of Buyer’s Board Approval or of any Proceeding that challenges Buyer’s Board Approval not later than one (1) Business Day following the occurrence of Buyer’s Board Approval or Buyer’s Knowledge of such Proceeding. In the event this Agreement is terminated because of the failure of the conditions set forth in this Section, Buyer shall reimburse Seller for its out of pocket costs according to the terms and conditions set forth in Section 12.4.

11.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
Seller’s obligation to sell the Property and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in Seller’s discretion):
11.1    Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Effective Date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
11.2    Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 5.3 and must have made the payments required to be made by Buyer pursuant to Sections 2.3, 2.4, 5.4 and 5.5.
11.3    Required Consents. Each of the Required Consents must have been obtained and must be in full force and effect.
11.4    HSR Act. The applicable waiting period under the HSR Act, if applicable, shall have expired or been terminated, and there shall not be any outstanding request for information to either party from any Governmental Body with respect to the HSR Act, and no such Governmental Body shall have initiated any proceedings or taken any other action to prevent or postpone the completion of the Contemplated Transactions.

11.5    Castle Family Transaction. The Castle Family Transaction shall close concurrently with the Contemplated Transactions; provided, however, that this condition shall be deemed satisfied if the failure of the Castle Family Transaction to close shall result from a breach by the Castle Family of its obligations in connection with such transaction.

12.	TERMINATION
12.1    Termination Events. This Agreement may, by notice given pursuant to Section 12.2, be terminated:
(a)    By Seller if Buyer’s Board Approval is not obtained by the Due Diligence Expiration Date or if there is on the Scheduled Closing Date a pending Proceeding that challenges Buyer’s Board Approval;
(b)    [Reserved];
(c)    By either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been cured or waived by the earlier of (i) the Scheduled Closing Date or (ii) within ten (10) Business Days after the demand for cure;
(d)    By Buyer if any of the conditions in Section 10 have not been satisfied by the Scheduled Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement or the agreements evidencing the Castle Family Transaction) and Buyer has not waived such condition on or before the Scheduled Closing Date;
(e)    By Seller, if any of the conditions in Section 11 have not been satisfied as of the Scheduled Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with Seller’s obligations under this Agreement or the failure of the Castle Family to satisfy its obligations under the agreements evidencing the Castle Family Transaction) and Seller has not waived such condition on or before the Scheduled Closing Date;
(f)    By mutual consent of Buyer and Seller;
(g)    By Buyer or Seller in accordance with any of the specific terms of this Agreement; or
(h)    By either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2013, or such later date as may be necessary to comply with the HSR Act, if applicable, or as the parties may agree upon in writing.
12.2    Notice of Termination; Effect of Termination. At or prior to Closing, the party desiring to terminate this Agreement pursuant to this Section 12 shall deliver written notice of such termination to each other party hereto in accordance with the notice provisions of Section 16.5 specifying with particularity the reason for such termination, and any such termination in accordance herewith shall be effective immediately upon delivery of such written notice to the other party. Except as provided otherwise herein, each party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement, and the exercise of a right of termination will not be considered an election of remedies. If this Agreement is terminated for any reason other than (a) Buyer’s Breach of this Agreement, (b) Buyer’s Breach of its obligations with respect to the Castle Family Transaction or (c) the failure of any of the conditions set forth in Sections 11.1 or 11.2, then the Deposit, together with all interest earned on the Deposit, shall be returned to Buyer and all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 3.1, 4.5, 5.8, 12.4, 14, 16.1, 16.2, 16.3, 16.4, 16.6, 16.14 and 16.16 will survive. If this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to seek Damages under, and as limited by, this Agreement will survive such termination.
12.3    [Reserved].
12.4    Seller’s Termination Reimbursements. If this Agreement is terminated because of the failure to obtain Buyer’s Board Approval or because of a pending Proceeding that challenges Buyer’s Board Approval and prevents or delays Closing beyond the Scheduled Closing Date, Buyer shall reimburse Seller for the following costs and expenses: any out-of-pocket costs incurred by Seller on or after August 31, 2013 to third parties in connection with negotiation and preparation of this Agreement with Buyer specifically or otherwise in connection with this Agreement or the Contemplated Transactions with Buyer specifically (all such amounts being collectively referred to herein as “Seller’s Termination Reimbursements”); provided, however, that Buyer’s aggregate liability with respect to Seller’s Termination Reimbursements, together with the “Seller’s Termination Reimbursements” payable with respect to the Castle Family Transaction, shall not exceed One Million and No/100 U.S. Dollars (US $1,000,000.00). Buyer shall pay Seller’s Termination Reimbursements within three (3) Business Days after receipt of Seller’s request for payment, together with receipts or other supporting evidence for the costs to be reimbursed, following termination of this Agreement.

13.	ADDITIONAL COVENANTS
13.1    Tax Regulations. To the extent necessary to comply with U.S. federal tax laws and regulations, including Treasury Regulations Section 1.6011-4(b)(3)(iii), the parties hereto (and each employee, representative, or other agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party hereto relating to such tax treatment and tax structure. For purposes of this Section, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction. The provisions of this Section shall survive the Closing hereunder.

13.2    7-Eleven Transaction. It is the desire of both Seller and Buyer to include the 7-Eleven Property in the Property covered by this Agreement. However, because of the right of first refusal to purchase the 7-Eleven Property held by the lessee of the 7-Eleven Property, the Seller is required to isolate the purchase price and other material terms of the Seller’s and Buyer’s agreement as to the sale of the 7-Eleven Property for purposes of said lessee’s right of first refusal. Therefore, the parties have entered into the 7-Eleven Agreement, which both Seller and Buyer hereby acknowledge represents, to the extent determinable, said isolated purchase price, terms and conditions. Seller shall promptly notify Buyer of said lessee’s exercise or waiver of its right to purchase the 7-Eleven Property.
(a)    In the event that said lessee waives its right to purchase, Seller and Buyer hereby agree that the 7-Eleven Property shall thereafter be included in the Property of this Agreement, all deposits made by Buyer under the 7-Eleven Agreement transferred to this Agreement and the amount of the Deposit increased thereby, and the Purchase Price hereunder increased by the amount of the purchase price under the 7-Eleven Agreement. The 7-Eleven Agreement will thereafter be considered to be cancelled and superseded by this Agreement.
(b)    In the event the lessee of the 7-Eleven Property exercises its right of first refusal, but ultimately fails to close the purchase of the 7-Eleven Property, Seller shall promptly notify Buyer in writing of such failure, whereupon Buyer shall have the right, by giving Seller written notice not later than fifteen (15) Business Days after receipt of the foregoing notice from Seller, that Buyer elects to purchase the 7-Eleven Property.  Upon Buyer’s election, Seller and Buyer shall close the purchase as soon as practicable, but not later than thirty (30) days after such election, in accordance with the Purchase Price set forth in the 7-Eleven Agreement, and otherwise in accordance with the terms of this Agreement, except for terms that obviously are inapplicable (such as the Closing Date under this Agreement).
13.3    Retention of and Access to Records. For a period of three (3) years after the Closing Date, Seller shall retain the Retained Records and Buyer shall retain the Transferred Records. Buyer shall make the Transferred Records available to Seller or Seller’s Representatives for inspection or copying, during normal business hours and upon at least three (3) Business Days’ prior written notice by Seller or a Seller Related Party. Seller shall make the Retained Records (other than the Excluded Records) available to Buyer or Buyer’s Representatives, for inspection or copying, during normal business hours and upon at least three (3) Business Days’ prior written notice by Buyer or a Buyer Related Party. Without limiting the foregoing, Seller shall cooperate with Buyer and its auditors (provided that such cooperation shall be at no out of pocket expense to third parties payable by Seller) for a period of ninety (90) days after Closing to permit Buyer and its auditor to prepare complete audited 2012 and unaudited 2013 financial statements of Seller. The provisions of this Section shall survive the Closing hereunder.
13.4    Environmental Matters. As set forth in the Disclosure Letter, Tesoro Hawaii, LLC, successor to Tesoro Hawaii Corporation (“Tesoro”) has documented at least one and possibly several Releases of Hazardous Materials at a portion of the Real Property commonly referred to as 1143 Kailua Road (the “Tesoro Property”), and the Tesoro Property contained one or more underground storage tanks and related facilities and equipment, which have since been removed

(“Tesoro’s UST System”). Tesoro’s and Seller’s rights and obligations with respect to Tesoro’s UST System, the removal of Tesoro’s UST System, and any Hazardous Materials, Hazardous Activity or Releases upon the Tesoro Property are set forth in a Third Amendment to Lease and an Access Agreement, each dated May 29, 2012, by and between Seller and Tesoro (the “Tesoro Agreements”). Tesoro has not yet completed its obligations under the Tesoro Agreements, and Buyer and Seller agree that, at Closing, Seller will assign to Buyer, and Buyer shall assume, all rights and obligations of Seller under the Tesoro Agreements. In amplification of, and without limiting the provisions of Section 4.10, Buyer assumes all risks associated with, and releases Seller and the Seller Indemnified Parties of all liability with respect to, Tesoro’s UST System, and any Hazardous Materials, Hazardous Activity or Releases upon the Tesoro Property.
13.5    Broken Title Matters. The Title Reports contained in the virtual data room maintained by Seller’s Broker pertaining to those certain parcels of Real Property bearing Tax Map Key Numbers (1) 4-2-038-034; 035; 036 and 042 indicate that there are unresolved breaks in Seller’s chain of legal title to those parcels. During the Due Diligence Period, Buyer and Seller shall cooperate to investigate such broken title issues and possible ways in which Buyer’s and Seller’s concerns regarding the breaks in the chain of title might be addressed. In the absence of further agreement between Seller and Buyer as to such broken title issues, (a) Seller makes no representations or warranties of good title in this Agreement with regard to said parcels, (b) resolution of such title defects shall not be a condition to Closing for either party hereto, and (c) Seller shall quitclaim said parcels to Buyer at Closing subject to said title defects. Seller agrees that the conveyance to Buyer pursuant to Seller’s Closing Documents includes, without representation or warranty, all rights of Seller, if any, pertaining to the Property as may be necessary or desirable to assist Buyer in obtaining clear title to the aforesaid parcels. Seller will cooperate with Buyer’s efforts after Closing to obtain clear title to such parcels so long as Seller either incurs no expense or Buyer reimburses Seller for such expense. Such cooperation may include, without limitation, execution of additional documents quitclaiming to Buyer rights of Seller in respect of such parcels and providing testimony in legal proceedings. The provisions of this Section 13.5 shall survive Closing.

14.	REMEDIES
14.1    Limitations on Liability for Breaches of Representations and Warranties. There shall be no right to indemnification, payment of Damages or other remedy based on any representations or warranties in this Agreement, any supplemental disclosures made by Seller pursuant to Section 8.7, and other certificate or document delivered pursuant to this Agreement if any Knowledge is acquired by Buyer or Seller, as applicable, before the Closing Date with respect to the inaccuracy of or non-compliance with, any such representation or warranty. All representations and warranties in this Agreement, any supplemental disclosures made by Seller pursuant to Section 8.7, and other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of nine (9) months following the Closing Date (the “Survival Period”). No party will have any liability with respect to any representation or warranty unless on or before the expiration of the Survival Period the other party gives notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then Known.

14.2    Buyer’s Remedies.
(c)    Specific Performance Indemnification and Payment of Damages By Seller. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the remedy of specific performance in the event of any Breach by Seller under this Agreement. In addition, subject to the provisions of Sections 14.1 and 14.2(b), Seller will indemnify and hold harmless Buyer for, and will pay to Buyer the amount of Damages arising, directly or indirectly, from or in connection with:
(i)    Any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, and the supplements to the Disclosure Letter, any certificate delivered by Seller pursuant to this Agreement, or the Seller’s Closing Documents;
(ii)    Any Breach by Seller of any covenant or obligation of Seller in this Agreement; or
(iii)    Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by Seller with such Person in connection with any of the Contemplated Transactions.
(d)    Limitations on Buyer’s Remedies. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Buyer be entitled to consequential, exemplary or punitive damages. Except for claims of fraud, gross negligence or intentional misrepresentation, Seller shall have no liability (for indemnification or otherwise) with respect to the Breach of any covenant, agreement, representation or warranty under this Agreement, until the total of all Damages (excluding any consequential, exemplary or punitive damages) in the aggregate with respect to such matters plus the total of all damages with respect to breaches by the Castle Family of the Castle Family Transaction (collectively, the “Buyer’s Aggregate Damages”) exceeds One Million and No/100 U.S. Dollars (U.S. $1,000,000.00) (the “Damage Floor Amount”). In the event that the Buyer’s Aggregate Damages exceeds the Damage Floor Amount, Seller and the Castle Family shall each be liable to Buyer solely for their pro rata shares of such excess, in proportion to the percentage of Buyer’s Aggregate Damages attributable to their respective transactions, up to a combined maximum of Twenty Million and No/100 U.S. Dollars (US $20,000,000.00) of liability. For purposes of illustration only, (i) in the event that total Damages under this Agreement amounted to $1,800,000.00 and total damages under the Castle Family Transaction amounted to $600,000.00, then Seller’s pro rata share of liability to Buyer would be $1,050.000.00 and the Castle Family’s pro rata share of liability to Buyer would be $350,000.00, and (ii) in the event that total Damages under this Agreement amounted to $18,000,000.00 and total damages under the Castle Family Transaction amounted to $6,000,000.00, then Seller’s pro rata share of liability to Buyer would be $15,000.000.00 and the Castle Family’s pro rata share of liability to Buyer would be $5,000,000.00. Under no circumstances shall Seller or the Castle Family have joint or several liability to Buyer for the entire excess amount, nor shall Buyer have any recourse against either Seller or the Castle Family for the other’s pro rata share of such liability.

14.3    Seller’s Remedies.
(a)    Indemnification and Payment of Damages By Buyer; Liquidated Damages. Subject to the provisions of Sections 14.1 and 14.3(c), Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with:
(i)    any Breach of any representation or warranty made by Buyer in this Agreement, or in any certificate delivered by Buyer pursuant to this Agreement or the Buyer’s Closing Documents;
(ii)    any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or
(iii)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by Buyer with such Person in connection with any of the Contemplated Transactions;
provided, however, that if Buyer’s Breach is or results in the failure of Buyer to consummate the purchase of the Property pursuant to this Agreement, then Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement as provided in Section 12, and Seller shall be entitled to retain the Deposit as liquidated damages and not as a penalty in accordance with the provisions of Section 14.3(b), in which event Escrow Agent shall immediately deliver the Deposit to Seller.
(b)    Liquidated Damages on Account of Buyer’s Failure to Close. PRIOR TO ENTERING INTO THIS TRANSACTION, BUYER AND SELLER HAVE BEEN CONCERNED WITH THE FACT THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT BUYER SHALL FAIL TO CONSUMMATE THE CONTEMPLATED TRANSACTIONS IN BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT. WITH THE FLUCTUATION IN LAND VALUES, THE UNPREDICTABLE STATE OF THE ECONOMY AND OF GOVERNMENTAL REGULATIONS, THE NATURE OF THE REAL ESTATE MARKET IN THE STATE OF HAWAII AND ELSEWHERE, SELLER’S FOREGOING OTHER SALE OPPORTUNITIES, ANY DELAYS IN SELLER’S ABILITY TO SELL THE PROPERTY, THE FLUCTUATING MONEY MARKET FOR REAL ESTATE LOANS OF ALL TYPES, AND OTHER FACTORS WHICH DIRECTLY AFFECT THE VALUE AND MARKETABILITY OF THE PROPERTY, IT IS REALIZED BY THE PARTIES THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY PRIOR TO SIGNING THIS AGREEMENT THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY SELLER IN THE EVENT OF BUYER’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO PURCHASE THE PROPERTY. THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF SUCH BREACH, ACKNOWLEDGE THAT THEY HAVE AGREED, AFTER NEGOTIATION, THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE DEPOSIT MADE BY BUYER UNDER THIS AGREEMENT. THE

AMOUNT OF THE DEPOSIT IS FOUR MILLION FOUR HUNDRED FORTY-EIGHT THOUSAND U.S. DOLLARS (U.S. $4,448,000.00). IN THE EVENT OF BUYER’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO PURCHASE THE PROPERTY, WHICH FAILURE IS NOT CAUSED BY SELLER’S OWN BREACH, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND, ON SUCH TERMINATION, SELLER SHALL BE ENTITLED TO RETAIN SUCH SUM AS LIQUIDATED DAMAGES. SAID AMOUNT REPRESENTS LIQUIDATED DAMAGES AND NOT ANY PENALTY AGAINST BUYER.
(c)    Limitations on Seller’s Remedies. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Seller be entitled to consequential, exemplary or punitive damages. Except for claims of fraud, gross negligence or intentional misrepresentation, Buyer shall have no liability (for indemnification or otherwise) with respect to the Breach of any covenant, agreement, representation or warranty under this Agreement until the total of all Damages (excluding any consequential, exemplary or punitive damages) in the aggregate with respect to such matters plus the total of all damages with respect to breaches by Buyer of the Castle Family Transaction (collectively, the “Seller’s Aggregate Damages”) exceeds the Damage Floor Amount. In the event that the Seller’s Aggregate Damages exceeds the Damage Floor Amount, Buyer shall be liable to each of Seller and the Castle Family for its respective pro rata share of such excess, which share shall be in proportion to the percentage of Seller’s Aggregate Damages attributable to each of their respective transactions, up to a combined maximum of Twenty Million and No/100 U.S. Dollars (US $20,000,000.00) of liability.
14.4    Exclusive Remedy. Each party’s right to indemnification under this Section 14, and if applicable, Seller’s retention of the Deposit as liquidated damages, shall preclude any other remedy which may be available at law or in equity on account of any Breach. The foregoing sentence, however, shall not preclude either (a) Buyer’s right to specific performance as may be provided at law or in equity or (b) with respect to the covenants, agreements and obligations of Buyer and Seller under Sections 16.2 and 16.3, a party’s right to specific performance, injunctive relief or any other available equitable relief.
14.5    Waiver of Trial by Jury. Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any part hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to the waiver of its or their right to trial by jury.
14.6    Survival. The provisions of this Section 14 shall survive the Closing hereunder.

15.	RISK OF LOSS; EMINENT DOMAIN
15.1    Waiver of Uniform Act. Seller and Buyer hereby waive the Uniform Vendor and Purchaser Risk Act, HRS Chapter 508. If, prior to the Closing, the Property or any portion thereof is damaged by fire, vandalism, acts of God or other casualty or cause (“Casualty”), or the Property or any portion thereof is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (a “Taking”) then the procedures of this Section 15 shall apply.
15.2    Obligated to Close. If the cost of required repair or replacement related to or arising out of the Casualty or if the value of the Taking is Seven Million Five Hundred Thousand and No/100 U.S. Dollars (US $7,500,000.00) or less, Buyer shall proceed to close and take the Property as diminished by such events, subject to a reduction in the Purchase Price in the event of a Casualty, which reduction shall be equal to the applicable deductible amount under Seller’s insurance policy, not to exceed the cost of repair or replacement (the “Deductible”) and, in the event that insurance proceeds are insufficient to cover such repair or replacement, the amount by which the cost to repair or replace the Casualty (not in excess of Seven Million Five Hundred Thousand and No/100 U.S. Dollars (US $7,500,000.00) exceeds the insurance proceeds. All insurance proceeds on account of the Casualty or awards on account of a Taking shall be assigned to Buyer at Closing.
15.3    Buyer’s Option to Close. If the cost of repair or replacement related to or arising out of the Casualty is greater than Seven Million Five Hundred Thousand and No/100 U.S. Dollars (US $7,500,000.00) (whether or not the cause of the Casualty is a casualty that is covered by Seller’s insurance policy), or if the value of the Taking is greater than Seven Million Five Hundred Thousand and No/100 U.S. Dollars (US $7,500,000.00), then in either of such events Buyer may terminate this Agreement by written notice given to Seller by the earlier of the Scheduled Closing Date or thirty (30) days after such Casualty or Taking is discovered. If this Agreement is not so terminated, then Buyer and Seller shall proceed to close the Contemplated Transactions subject to a reduction in the Purchase Price equal to the Deductible (not to exceed the cost of repair or replacement) in the event of a Casualty, and all insurance proceeds on account of the Casualty or awards on account of the Taking shall be assigned to Buyer at Closing.
15.4    Determination of Cost of Casualty or Taking. The cost of repair or replacement related to or arising out of the Casualty or the value of the Taking shall be determined by Seller and Buyer. If Buyer and Seller are unable to agree, the value of the Taking shall be determined by an independent appraiser selected by two other appraisers, one of whom shall be selected by Seller and the other by Buyer, and the cost of repair or replacement related to or arising out of the Casualty shall be determined by a construction expert selected by two other construction experts, one of whom shall be selected by Seller and the other by Buyer.
15.5    Insurance. If, pursuant to the preceding Sections, the insurance proceeds from the Casualty are assigned to Buyer at Closing, Seller agrees to cooperate with Buyer in any loss adjustment negotiations, legal actions and agreements with the insurance company, and will not settle any insurance claims or legal actions relating thereto without Buyer’s prior written consent. Any insurance proceeds to which Buyer is entitled pursuant to this Section 15 shall be credited against the Purchase Price if determinable at Closing and receivable by Seller or shall be paid by Seller to Buyer within seven (7) Business Days after finally determined if not determinable prior to Closing and received by Seller rather than Buyer after Closing. The provisions of this Section shall survive the Closing hereunder.
15.6    Termination. If this Agreement is terminated pursuant to this Section 15, the Deposit, together with all interest earned thereon, less Buyer’s share of escrow cancellation fees, shall be delivered to Buyer and the parties hereto shall be released from all further obligations and liabilities hereunder, except with respect to the obligations set forth in Sections 3.1, 4.5, 5.8, 12.4, 14, 16.1, 16.2, 16.3, 16.4, 16.6, 16.14 and 16.16.

16.	GENERAL PROVISIONS
16.1    Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party. In the event of a dispute arising out of this Agreement, the prevailing party in any Proceeding shall be entitled to recovery of its costs and expenses and reasonable attorneys’ fees, including such costs and expenses on appeal. The provisions of this Section shall survive the Closing hereunder.
16.2    Public Announcements and Communications with Third Parties. Except as reasonably necessary to satisfy requirements resulting from the status of Buyer as a publicly traded company, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller and Buyer mutually determine. Except for the foregoing or with the prior consent of Buyer and Seller, neither Buyer or Seller nor or any of their Representatives shall disclose to any Person (a) the fact that any Seller Information has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Seller Information, or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which the Tenants, parties to Applicable Contracts, Seller’s customers, suppliers and vendors, employees of Seller’s Related Parties and others having dealings with Seller or the Property will be informed of the Contemplated Transactions, and Buyer and Seller will each have the right to be present for any such communication. Seller and Buyer will also consult with each other concerning the means by which (a) any notice required in connection with the Contemplated Transactions is given, (b) any documents or information necessary to obtain any Required Consent is submitted to any third party, and (c) any filings necessary in connection with any Order, Governmental Authorization or Legal Requirement is made.

16.3    Confidentiality.
(a)    Definition of Seller Information. “Seller Information” means and includes any and all information of Seller that has been or may hereafter be disclosed by Seller or gathered by Buyer in the course of its due diligence investigation, in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise, by Seller or its Representatives to Buyer or its Representatives, other than information that (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 16.3 or of any confidentiality agreement between Buyer or any Buyer Related Entity and Seller’s Broker, or of any other confidentiality agreement by which Buyer or any Buyer Related Entity is bound; (ii) was or is developed by the Buyer or its Representatives independently of and without reference to any Seller Information; or (iii) was, is or becomes available to the Buyer or its Representatives on a non-confidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.
(b)    Restricted Use of Seller Information. Buyer, for itself and for its Representatives, acknowledges the confidential and proprietary nature of the Seller Information and agrees that the Seller Information (i) shall be kept confidential by the Buyer and its Representatives; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Buyer to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of Seller. Buyer shall disclose Seller Information only to its Representatives who require such material for the purpose of evaluating or consummating the Contemplated Transactions and are informed by Buyer, of the obligations of this Section 16.3 with respect to such information. Buyer shall (a) enforce the terms of this Section 16.3 as to its Representatives; (b) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 16.3; and (c) be responsible and liable for any breach of the provisions of this Section 16.3 by it or its Representatives.
(c)    Legal Proceedings. If Buyer becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over Buyer or the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Section 16.3, Buyer shall provide the Seller with prompt notice of such compulsion or request so that Seller may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 16.3. In the absence of a protective order or other remedy, Buyer may disclose that portion (and only that portion) of the Seller Information that, based upon advice of the Buyer’s counsel, Buyer is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that Buyer shall use Good Faith Efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Seller Information is so disclosed.
(d)    Attorney-Client Privilege. The Seller is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing the Seller Information (including Seller Information related to pending or threatened litigation) to the Buyer, regardless of whether the Seller has asserted, or is or may be entitled to assert, such privileges and protections. The parties (i) share a common legal and commercial interest in all of the Seller Information that is subject to such privileges and protections; (ii) may become joint defendants in Proceedings to which the Seller Information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Seller Information covered by such protections and privileges relates; and (iv) intend that after the Closing Seller shall have the right to assert such protections and privileges. Neither Buyer nor any Buyer Representative shall admit, claim or contend, in Proceedings involving either Buyer or Seller or otherwise, that Seller waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to Buyer on account of the disclosure of the Seller Information to Buyer.
(e)    Termination of Agreement. If this Agreement is cancelled or terminated for any reason, Buyer shall return to Seller or destroy all copies of the documents, reports, studies, agreements, leases and other Seller Information provided to Buyer.
(f)    Survival. The provisions of this Section 16.3 shall survive the termination of this Agreement, but otherwise shall terminate upon Closing except that clause (d) of this Section 16.3 shall survive Closing. The provisions of that certain Confidentiality Agreement dated October 17, 2012 between Seller and Buyer, to the extent not inconsistent with the provisions of this Agreement, shall remain in full force and effect, and shall survive the termination of this Agreement, but said Confidentiality Agreement shall terminate upon Closing.
16.4    Assignment of Plans and Reports. If the Contemplated Transactions are not consummated for any reason other than a Breach by Seller of this Agreement, then, subject to confidentiality and other restrictions regarding disclosure and assignment, and upon reimbursement of Buyer’s costs to obtain the same, Seller may require Buyer to cause all or some of the maps, environmental reports, civil and soil engineering reports, site plans, plans and specifications relating to improvements on the Property, whether constructed or not, and all other plans, reports or other documents or work relating to the Property, including building plans, which have been prepared by or for Buyer to be physically delivered to Seller and assigned to Seller “AS IS” and without representations or warranties from Buyer as to the accuracy thereof. Buyer agrees to execute, within five (5) Business Days of Seller’s request, such documents as Seller reasonably requires to evidence the foregoing assignments.
16.5    Notices. No notice, request, demand, instruction or other document to be given hereunder to any party shall be effective for any purpose unless (a) personally delivered to the Person and at the appropriate address set forth below, or (b) delivered by Federal Express or other similar courier service, or (c) delivered by mail, sent by registered or certified mail, return receipt requested, or (d) transmitted by email, as follows:

IF TO SELLER, TO:	Harold K. L. Castle Foundation 1197 Auloa Road Kailua, Hawaii 96734

Attention: H. Mitchell D’Olier, President and CEO
E-mail address: mitch@castlefoundation.org
and
Attention: Carlton K.C. Au, Treasurer and CFO
Email address: cau@ castlefoundation.org

With copies to:	Eastdil Secured 100 Wilshire Boulevard, Suite 1500 Santa Monica, California 90401 Attention: Kevin Crummy Email address: kcrummy@eastdilsecured.com
and
Schlack Ito LLLC
745 Fort Street, Suite 1500
Honolulu, Hawaii 96813
Attention: Carl J. Schlack
Email address: cschlack@schlackito.com

IF TO BUYER, TO:	Alexander & Baldwin, Inc. 822 Bishop Street Honolulu, Hawaii 96813 Attention: Christopher Benjamin Email address: cbenjamin@abinc.com
and
Attention: Michael Wright
Email address: mwright@abprop.com

With copies to:	Cades Schutte LLP 1000 Bishop Street, Floor 10 Honolulu, Hawaii 96813 Attention: Gino L. Gabrio Email address: ggabrio@cades.com

IF TO ESCROW AGENT, TO:	Title Guaranty Escrow Services, Inc. 235 Queen Street, 1st Floor Honolulu, Hawaii 96813 Attention: Barbara Paulo Email address: bpaulo@tghawaii.com
Notice shall be deemed to have been given (a) upon personal delivery, or (b) two (2) Business Days after the deposit of same with courier service as aforesaid, or (c) five (5) Business Days after the deposit of same with postage prepaid in any United States post office box in the case of notice by mail as aforesaid, or (d) upon receipt of email transmission, addressed as set forth above. Notice shall not be deemed given unless and until, under the preceding sentence, notices shall be deemed given to all addressees to whom notice must be sent. The addresses, addressees, and email address for the purposes of this Section may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice is received, the last address or email address and addresses as stated by written notice, or provided herein if no written notice of change has been sent or received, shall be deemed to continue in effect for all purposes hereunder.
16.6    Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties exclusively in the Circuit Court of the First Circuit of the State of Hawaii, City and County of Honolulu, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Hawaii, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing sentence is intended to be a waiver of the parties’ rights to bring an action or proceeding arising out of or based on this Agreement in any other jurisdiction other than the courts set forth in the preceding sentence. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
16.7    Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement and to effectuate the Contemplated Transactions.
16.8    Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.
16.9    Entire Agreement and Modification. This Agreement supersedes all prior agreements (including any letters of intent) between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
16.10    Construction. This Agreement and any certificates or documents delivered pursuant to this Agreement will be construed without regard to which party drafted the document or any particular provision therein.
16.11    Assignments, Successors, and No Third-Party Rights.

(a)    Permitted Assignment; Prohibition. Buyer may assign or transfer all or a portion of its rights and obligations hereunder to any entity which is owned directly or indirectly all or in part by Buyer or its subsidiary entity; provided, however, Buyer shall give Seller prior reasonable advance notice thereof and Buyer shall not be released from any liability hereunder. Buyer otherwise shall not voluntarily or by operation of law assign or transfer any right, interest or obligation hereunder without Seller’s express prior written consent, which consent may be given or withheld in Seller’s reasonable discretion. Unless otherwise specifically agreed by Seller in writing, which Seller may give or withhold in its reasonable discretion, any consent by Seller to any assignment or transfer by Buyer or other assignor shall not release Buyer or other assignor from any obligations under this Agreement, or be deemed to be a consent to any subsequent assignment or transfer. If Buyer is a partnership, joint venture, limited liability company, corporation or other entity, “Transfer” and “Assign” shall also include any transfer or assignment of any interest in such partnership, joint venture, limited liability company, corporation or other entity.
(b)    Transfer Notice Requirement. Buyer shall give Seller reasonable advance notice of any proposed transfer of any ownership interest in Buyer or of any of Buyer’s rights, interests or obligations hereunder that will require Seller’s consent hereunder and shall provide such information relating to such transfer and concerning the transferee as Seller may request.
(c)    Successors and Assigns. Subject to the foregoing, all of the terms and conditions of this Agreement shall inure to the benefit and shall be binding upon the successors and permitted assigns of Buyer and Seller. As used in this Section, “successors” shall refer to the successors to all or substantially all of a party’s assets and to a party’s successors by merger or consolidation.
(d)    No Third-Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.
(e)    Buyer’s Exchange. Buyer may assign all or any portion of its rights under this Agreement to an affiliated entity and/or a qualified intermediary, in order to facilitate a like-kind exchange transaction which includes all or any portion of the Property as replacement property pursuant to Section 1031 of the Tax Code. No such assignment shall relieve Buyer of its obligations under this Agreement and Buyer will remain liable under this Agreement, subject to the limits set forth herein, following any such assignment and shall indemnify, defend and hold Seller harmless from any additional cost, liability or expense suffered or incurred by Seller by reason of such assignment or Seller’s cooperation with Buyer’s exchange. Seller further agrees to cooperate with Buyer in effecting such exchange transaction, including, without limitation, consenting in writing to the assignment of all or any portion of this Agreement by Buyer to any such qualified intermediary and/or any affiliated entity. Seller hereby agrees to execute reasonable customary documentation used by Buyer to effect such exchange transaction, provided that any such exchange transaction, and the related documentation, shall: (i) not require Seller to execute any contract

(other than as set forth above), make any commitment, or incur any obligations, contingent or otherwise, to third parties which would expand Seller’s obligations beyond this Agreement or incur any additional costs, (ii) not delay the Closing or the transaction contemplated by this Agreement, or (iii) not include Seller’s acquiring title to any other property. The obligations of Seller and Buyer under this Section shall survive the Closing and shall not be merged therein.
16.12    Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to refer to such gender or number as the circumstances require.
16.13    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies Business Days, provided that if the date or last date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or State of Hawaii or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or State of Hawaii or national holiday.
16.14    Governing Law. This Agreement will be governed by the laws of the State of Hawaii without regard to conflicts of laws principles.
16.15    Execution, Counterparts, Facsimile or Electronic. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any execution by electronic or facsimile signature shall be acceptable and binding on the party giving such execution. If this Agreement is executed by any party by electronic or facsimile signature, the original hard copy of such electronic or facsimile signature page shall be promptly sent to the other party by courier mail for attachment to the other party’s form of agreement in replacement of the electronic or facsimile page.
16.16    Limitation. Notwithstanding anything herein to the contrary, Buyer hereby agrees that any claims against Seller arising out of or in connection with this Agreement, the Contemplated Transactions or the Property shall be enforceable only as against the assets of the applicable party hereto, and the other parties further agree that any such claims shall not be enforceable against any Representatives personally or any such Representative’s personal assets or property. The provisions of this Section shall survive the Closing hereunder.
16.17    Invalidity of Provision. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Agreement as a whole.

16.18    No Partnership or Agency Relationship. Nothing in this Agreement shall be construed as making Seller a partner, venturer, shareholder, member or other principal or agent of Buyer, and, except as otherwise expressly provided herein, Seller has no liability or responsibility whatsoever resulting from or arising out of Buyer’s ownership and development of, construction upon, or resale of the Property.
16.19    No Other Rights or Options. This Agreement is solely for the sale of the Property and is not intended nor does it create any rights or options in other property or interests of Seller.
16.20    Survivability. All covenants of Buyer or Seller which are intended hereunder to be performed in whole or in part after the Closing shall survive the Closing, and all representations, warranties and indemnities by either party to the other, shall survive the Closing for the Survival Period and be binding upon and inure to the benefit of the respective parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Seller and Buyer each expressly waives any and all claims by reason of any statement, representation, warranty or promise or agreement, if any, not contained in or attached to this Agreement or in any agreement executed and delivered concurrently herewith or after the date hereof.
16.21    Approvals and Consents. Except as otherwise specifically provided in this Agreement, any approvals and consents required to be given under this Agreement prior to the commencement of any act or action by the Seller or Buyer shall not be unreasonably withheld, delayed or conditioned.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.
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SELLER:

HAROLD K. L. CASTLE FOUNDATION By /s/ H. Mitchell D'Olier Name: H. MITCHELL D’OLIER Title: President and CEO By /s/ Carlton K. C. Au Name: CARLTON K. C. AU Title: Treasurer and CFO

BUYER: ALEXANDER & BALDWIN, INC. By /s/ Christopher J. Benjamin Name: Christopher J. Benjamin Title: President By /s/ Nelson N.S. Chun Name: Nelson N.S. Chun Title: Senior Vice President

ESCROW AGENT: WE AGREE TO ACT IN STRICT ACCORDANCE WITH THE FOREGOING INSTRUCTIONS: TITLE GUARANTY ESCROW SERVICES, INC. By Name: Title:

EXHIBITS

Exhibit 1.6	Applicable Contracts
Exhibit 1.7	Applicable Governmental Authorizations
Exhibit 1.45	Excluded Records
Exhibit 1.63	Marks
Exhibit 1.65	Ongoing Construction Projects
Exhibit 1.86	Retained Records
Exhibit 1.114	Transferred Records
Exhibit 2.1(a)	Description of Real Property
Exhibit 2.1(b)	Tenant Leases and Tenant Security Deposits
Exhibit 2.1(c)	Tangible Personal Property
Exhibit 2.1(d)	Intangible Personal Property
Exhibit 2.2(h)	Additional Excluded Property
Exhibit 2.5(d)	Additional Assumed Obligations
Exhibit 4.2	Materials Provided to Buyer
Exhibit 5.2(a)	Limited Warranty Deed
Exhibit 5.2(b)	Assignment and Assumption of Leases and Licenses
Exhibit 5.2(c)	Assignment and Assumption of Applicable Contracts
Exhibit 5.2(d)	Assignment and Assumption of Applicable Governmental Authorizations
Exhibit 5.2(e)	Form of Bill of Sale
Exhibit 5.2(e)	Assignment and Assumption of Intangible Personal Property
Exhibit 5.2(g)	Lessee Estoppel Certificate
Exhibit 5.2(h)	Form of Assignment and Assumption of Liabilities
Exhibit 5.2(i)	Form of Assignment and Assumption of Declarant’s Rights and Obligations
Exhibit 5.5(k)	143 Hekili Street Development Schedule of Lease Rents and Incentives
Exhibit 8.1(c)	Tenant Leases Seller may Negotiate